Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

CORAUTUS GENETICS INC.,

a Delaware corporation;

RESURGENS MERGER CORP.,

a Delaware corporation;

and

VIA PHARMACEUTICALS, INC.,

a Delaware corporation.

Dated as of February 7, 2007

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(continued)

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of this 7th day of February, 2007 (“Execution Date”), by and among CORAUTUS GENETICS INC., a Delaware corporation (“Corautus”); RESURGENS MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”); and VIA PHARMACEUTICALS, INC., a Delaware corporation (“VIA”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Corautus and VIA intend to effect a merger of Merger Sub with and into VIA (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and VIA will become a wholly-owned subsidiary of Corautus.

B. Corautus, Merger Sub and VIA intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Board of Directors of Corautus (i) has determined that the Merger is advisable, fair to, and in the best interests of, Corautus and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Corautus Common Stock to the stockholders of VIA pursuant to the terms of this Agreement, the Change of Control, the Corautus Charter Amendment, the Corautus Name Change Amendment and the other actions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the stockholders of Corautus vote to approve the issuance of shares of Corautus Common Stock to the stockholders of VIA pursuant to the terms of this Agreement and the Change of Control, and the adoption of the Corautus Charter Amendment, the Corautus Name Change Amendment and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that Corautus, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger, and such other actions as contemplated by this Agreement.

E. The Board of Directors of VIA (i) has determined that the Merger is advisable and fair to, and in the best interests of, VIA and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and has deemed this Agreement advisable, and (iii) has determined to recommend that the stockholders of VIA vote to adopt this Agreement and approve the Merger and such other actions as contemplated by this Agreement.

F. In order to induce Corautus to enter into this Agreement and to cause the Merger to be consummated, the stockholders of VIA listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of Corautus concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “VIA Stockholder Voting Agreements”).

G. In order to induce VIA to enter into this Agreement and to cause the Merger to be consummated, the stockholders of Corautus listed on Schedule 2 hereto are executing voting agreements and irrevocable proxies in favor of VIA concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Corautus Stockholder Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE MERGER

1.1 Merger of Merger Sub into VIA. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into VIA, and the separate existence of Merger Sub shall cease. VIA will continue as the surviving corporation following the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. As a result of the Merger, VIA will become a wholly-owned subsidiary of Corautus. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of VIA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VIA and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Corautus and VIA may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Corautus and VIA. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger as agreed to by the Parties (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of VIA, as in effect immediately prior to the Effective Time, shall be amended in the Merger to read in its entirety as set forth on Exhibit D hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Bylaws of VIA, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws; and

(c) the directors of VIA immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and

(d) the officers of VIA immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.5 Reverse Split of Corautus Common Stock; Conversion of Corautus Preferred Stock.

(a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Corautus Stockholder Meeting, Corautus shall cause to be filed a Certificate of Amendment to its Restated Certificate of Incorporation (the “Corautus Charter Amendment”), whereby without any further action on the part of Corautus, VIA or any stockholder of Corautus:

(i) each share of Corautus Common Stock issued and outstanding immediately prior to the filing of the Corautus Charter Amendment shall be reclassified and combined into and become a fractional number of fully paid and nonassessable shares of Corautus Common Stock to be mutually agreed upon by Corautus and VIA (the “Reverse Stock Split”);

(ii) any shares of Corautus Common Stock held as treasury stock or held or owned by Corautus immediately prior to the filing of the Corautus Charter Amendment shall each be reclassified and combined into and become an identical fractional number of shares of Corautus Common Stock as determined by the Board of Directors of Corautus in connection with Section 1.5(a)(i) above; and

(iii) the authorized shares of Corautus Common Stock shall be increased to 200,000,000 shares.

(b) No fractional shares of Corautus Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued. Any holder of Corautus Common Stock who would otherwise be entitled to receive a fraction of a share of Corautus Common Stock (after aggregating all fractional shares of Corautus Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of Corautus Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Corautus Common Stock on the NASDAQ Capital Market (or such other market (e.g., bulletin board or pink sheets) on which the Corautus Common Stock then trades) on the date immediately preceding the effective date of the Reverse Stock Split.

(c) The Exchange Ratio set forth herein shall be appropriately adjusted, if needed, at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of VIA and Corautus resulting from such Exchange Ratios.

(d) Corautus shall use its commercially reasonable efforts to cause all issued and outstanding shares of Corautus Preferred Stock to be converted into Corautus Common Stock at or prior to the Effective Time; provided, however, in the exercise of such efforts Corautus shall not be required to agree to the conversion of the Series C Preferred Stock into shares of Corautus Common Stock in excess of the number referred to in Section 1.7(a)(v)(ii); provided, further in connection with any conversion of Corautus Preferred Stock on or prior to the Effective Time, Corautus shall be entitled to grant registration rights as to the Corautus Common Stock to be issued in such conversion on terms and conditions reasonably satisfactory to VIA.

1.6 Shares to Be Issued; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Corautus, Merger Sub, VIA or any stockholder of VIA, the following shall occur:

(a) Conversion of VIA Common Stock. Subject to the terms of Section 1.6(h), each share of VIA Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of VIA Common Stock to be canceled pursuant to Section 1.6(c), if any, and excluding any Dissenting Shares (as defined and to the extent provided in Section 1.10(a))) will be converted automatically into the right to receive that number of shares of Corautus Common Stock equal to the Exchange Ratio.

(b) Conversion of VIA Preferred Stock. Subject to the terms of Section 1.6(h), each share of VIA Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of VIA Preferred Stock which are to be canceled pursuant to Section 1.6(c), if any, and excluding any Dissenting Shares (as defined and to the extent provided in Section 1.10(a))) will be converted automatically into the right to receive that number of shares of Corautus Common Stock equal to the Exchange Ratio.

(c) Cancellation of Treasury Shares. Any shares of VIA Capital Stock held as treasury stock or held or owned by VIA immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) VIA Stock Options. All options to purchase VIA Common Stock then outstanding immediately prior to the Effective Time under the VIA Pharmaceuticals, Inc. 2004 Stock Plan (as amended, the “VIA Stock Plan”) shall be exchanged for options to purchase Corautus Common Stock in accordance with Section 5.5(a).

(e) VIA Restricted Stock. If any shares of VIA Common Stock issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with VIA (such shares, the “VIA Restricted Stock”), then the shares of Corautus Common Stock issued in exchange for such shares of VIA Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Corautus Common Stock shall accordingly be marked with appropriate legends. VIA and Corautus shall take all action that may be necessary to ensure that, from and after the Effective Time, Corautus is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(f) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g) Adjustments to Exchange Ratio. If, between the date of this Agreement and the Effective Time, any outstanding shares of VIA Common Stock, VIA Preferred Stock or Corautus Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares (including the Reverse Stock Split), the Exchange Ratio shall be correspondingly adjusted to provide the holders of VIA Common Stock (including VIA Restricted Stock), VIA Preferred Stock and VIA Options the same economic effect as contemplated by this Agreement prior to such event.

(h) No Fractional Shares. No fractional shares of Corautus Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued. The number of shares of Corautus Common Stock received by a holder of shares of VIA Common Stock who would otherwise be entitled to receive a fraction of a share of Corautus Common Stock (after aggregating all fractional shares of Corautus Common Stock to be received by such holder) shall, in lieu of such faction of a share and upon surrender of such holder’s VIA Stock Certificate, paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Corautus Common Stock on the NASDAQ Capital Market (or such other market (e.g., bulletin board or pink sheets) on which the Corautus Common Stock then trades) on the date the Merger becomes effective.

1.7 Calculation of Exchange Ratio; Certain Definitions; Net Cash.

(a) Exchange Ratio. For the purposes of this Agreement, the “Exchange Ratio” shall mean the product of (i) the quotient obtained by dividing the Corautus Aggregate Share Number by the VIA Aggregate Share Number, multiplied by (ii) the Net Cash Adjustment Factor.

(b) Certain Definitions. For the purposes of this Agreement, the following terms used in connection with the calculation of the Exchange Ratio shall have the meanings specified below:

(i) “Closing Net Cash Amount” shall mean the amount of Corautus Net Cash immediately prior to the Effective Time as determined in accordance with Section 1.7(c).

(ii) “Corautus Aggregate Share Number” shall mean that number, determined in accordance with Section 1.7(d), equal to the sum of: (A) the aggregate number of shares of Corautus Common Stock issued and outstanding immediately prior to the Effective Time, plus (B) the Series C Preferred Stock Conversion Share Number, plus (C) to the extent the holder of the Series D Preferred Stock and the Series E Preferred Stock has not converted its shares of either the Series D Preferred Stock or the Series E Preferred Stock at or prior to the Effective Time of the Merger, the aggregate number of shares of Corautus Common Stock issuable upon the conversion of all shares of Corautus Series D Preferred Stock and Series E Preferred Stock issued and outstanding immediately prior to the Effective Time as determined in accordance with the Certificate of Designation of Preferences and Rights of Series D Preferred Stock and the Certificate of Designation of Preferences and Rights of Series E Preferred Stock, in each case as amended and in effect as of the date of determination, and with respect to the Series E Preferred Stock, subject to any caps on the maximum number of shares of Corautus Common Stock so issuable under the Recapitalization Agreement, plus (D) the aggregate number of Corautus Common Stock issuable upon the exercise of all outstanding Corautus Warrants immediately prior to the Effective Time (determined without regard to whether or not such Corautus Warrants are then exercisable or the exercise price therefor), plus (E) the aggregate number of shares of Corautus Common Stock issuable upon the exercise of all outstanding Corautus Options immediately prior to the Effective Time (determined without regard to whether or not such Corautus Options are then exercisable, vested or unvested, or the exercise price therefor), plus (F) the aggregate number of Corautus Common Stock issuable upon the exercise of all other convertible securities, options, warrants or rights not reflected in (A) – (E) above outstanding immediately prior to the Effective Time (determined without regard to whether or not such securities are then exercisable or the exercise price therefor, as applicable). For the avoidance of doubt, to the extent the holders of any series of Corautus Preferred Stock convert their shares of Corautus Preferred Stock into shares of Corautus Common Stock at or prior to the Effective Time of the Merger, all shares of Corautus Common Stock issuable to such holders of Corautus Preferred Stock upon such conversion shall be included in the calculation of (A) above and not in the calculation of (B) and/or (C) above.

(iii) “Net Cash” shall mean, as of any particular date (actual or future), without repetition, (a) the sum of Corautus’s cash and cash equivalents and short-term investments, in each case as of such date and determined in accordance with GAAP, minus (b) the sum of Corautus’s total outstanding liabilities as determined in accordance with GAAP (including, without limitation, all liabilities of the types identified on Corautus’s unaudited consolidated balance sheets at December 31, 2006), minus (c) the sum of Corautus’s total outstanding contractual obligations, liabilities and commitments, including without limitation, any outstanding purchase orders, the cash cost of any termination payments under any Contracts, the cash costs of the wind-down of clinical trials performed by Corautus prior to the Effective Time, and any known costs or expenses arising out of or resulting from the activities of Corautus with respect to any period prior to the Effective Time (regardless of when such amounts are paid or payable), minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for Corautus’s Unaudited Balance Sheet, minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of Corautus solely as a result of the Merger and the Contemplated Transactions and the cash cost of any accrued and unpaid retention payments due to any Corautus employee as of such date, minus (f) the cash cost of any and all accrued and unpaid Taxes (including amounts estimated in connection with any audit that may be underway at the Effective Time) for which Corautus is liable in respect of any period ending on or before such date, minus (g) any remaining fees and expenses as of such date for which Corautus is liable pursuant to this Agreement incurred by Corautus in connection with this Agreement and the Contemplated Transactions, minus (h) any net amounts required to be paid by Corautus in connection with purchasing “tail” insurance coverage pursuant to Section 5.7(d), minus (i) the Section 1.7(b)(iii) Amount, plus (j) $75,000. Notwithstanding anything to the contrary herein, Net Cash shall not be reduced by any amounts paid or payable in connection Sections 5.7(c) or 5.7(e).

(iv) “Net Cash Adjustment Factor” shall mean the amount specified on Schedule 1.7(b)(iv) hereto based on the applicable Closing Net Cash Amount.

(v) “Series C Preferred Stock Conversion Share Number” shall mean either (i) the number of shares of Corautus Common Stock into which all outstanding shares of Series C Preferred Stock shall convert at or prior to the Effective Time as determined and mutually agreed upon by the holder of Series C Preferred Stock and Corautus, or (ii) to the extent the Series C Preferred Stock does not convert into shares of Corautus Common Stock at or prior to the Effective Time and remains issued and outstanding, that number of shares of Corautus Common Stock set forth on Schedule 1.7(b)(v) hereto. For the avoidance of doubt, if the Series C Preferred Stock converts into Corautus Common Stock at or prior to the Effective Time, the Series C Preferred Stock Conversion Share Number shall be the number of shares of Corautus Common Stock actually issued to the holder of Series C Preferred Stock in exchange for all of such holder’s shares of Series C Preferred Stock.

(vi) “VIA Aggregate Share Number” shall mean a number of shares equal to the sum of (A) the aggregate number of shares of VIA Common Stock (including all shares of VIA Restricted Stock and including all Dissenting Shares) issued and outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of VIA Common Stock issuable upon the conversion of all shares of VIA Preferred Stock issued and outstanding immediately prior to the Effective Time as determined in accordance with the

Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of VIA Pharmaceuticals, Inc., as amended, plus (C) the aggregate number of shares of VIA Common Stock issuable upon the exercise of all outstanding VIA Options immediately prior to the Effective Time, plus (D) the aggregate number of shares issuable but not outstanding under the VIA Stock Plan immediately prior to the Effective Time, plus (E) the aggregate number of shares of VIA Common Stock issuable upon the exercise of all other convertible securities, options, warrants or rights not reflected in (A) – (D) above outstanding immediately prior to the Effective Time (determined without regard to whether or not such securities are then exercisable or the exercise price therefor, as applicable). For avoidance of doubt the VIA Aggregate Share Number shall be computed as if no shareholder has exercised Appraisal Rights under Section 1.10.

(c) Calculation of Closing Net Cash Amount.

(i) Corautus and VIA shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten Business Days prior to the Corautus Stockholder Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, Corautus shall deliver to VIA a schedule (a “Net Cash Schedule”) setting forth, in reasonable detail, Corautus’s estimate of Net Cash (the “Net Cash Estimation”) as of the First Anticipated Closing Date. Corautus shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to VIA and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(ii) Within ten Business Days after Corautus delivers a Net Cash Schedule (a “Lapse Date”), VIA shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Corautus (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Estimation.

(iii) If (1) on or prior to any Lapse Date VIA notifies Corautus that it has no objections to the applicable Net Cash Estimation or (2) VIA fails to deliver a Dispute Notice as provided above prior to the applicable Lapse Date, then the Net Cash Estimation as set forth in the Net Cash Schedule shall be deemed, on the date of such notification (in the case of (1) above) or on the applicable Lapse Date (in the case of (2) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash Amount for purposes of calculating the values pursuant to Sections 1.7(a) and 8.7 hereto, so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.

(iv) If VIA delivers a Dispute Notice on or prior to the applicable Lapse Date, then Corautus and VIA shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by Corautus and VIA, which Net Cash amount shall be deemed, on the date of agreement between Corautus and VIA as to such amount (a “Dispute Net Cash Determination Date”), as the final determination for purposes of this Agreement of the Closing Net Cash

Amount for purposes of calculating the values pursuant to Sections 1.7(a) and 8.7 hereto, so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.

(v) If Corautus and VIA are unable to negotiate an agreed-upon determination of Net Cash as of a particular date pursuant to Section 1.7(c)(vi) within five Business Days after delivery of the Dispute Notice (or such other period as Corautus and VIA may mutually agree upon), then Corautus and VIA shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Estimation. Corautus shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the applicable Net Cash Schedule and Net Cash Estimation, and Corautus and VIA shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. VIA and Corautus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of each of VIA and Corautus (or their applicable Representatives). The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash as of a particular date set and (an “Accountant Resolved Net Cash Determination Date”) made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash Amount for purposes of calculating the values pursuant to Sections 1.7 and 8.7 hereto, so long as Closing occurs within five Business Days after the applicable Accountant Resolved Net Cash Determination Date. The fees and expenses of the Accounting Firm shall be allocated between Corautus and VIA in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount.

(vi) If the Closing does not occur within five Business Days after a Non-Dispute Net Cash Determination Date, Dispute Net Cash Determination Date or an Accountant Resolved Net Cash Determination Date, as applicable, then Corautus and VIA shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(c)(i) through (v) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the Closing Net Cash Amount for purposes of Sections 1.7(a), and 8.7 hereto is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7(c).

(d) Calculation of Corautus Aggregate Share Number.

(i) At least five Business Days prior to the First Anticipated Closing Date, Corautus shall deliver to VIA a schedule (a “Corautus Aggregate Share Number Schedule”) setting forth, in reasonable detail, Corautus’s calculation of the Corautus Aggregate Share Number (the “Preliminary Corautus Aggregate Share Number”). Corautus shall make the work papers and back-up materials used in preparing the Corautus Aggregate Share Number Schedule and calculating the Preliminary Corautus Aggregate Share Number available to VIA and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(ii) Within two Business Days after Corautus delivers the Corautus Aggregate Share Number Schedule (the “VIA Review Period”), VIA shall have the right to dispute any part of such Corautus Aggregate Share Number Schedule by delivering a written notice to that effect to Corautus (a “CASN Dispute Notice”). Any CASN Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Preliminary Corautus Aggregate Share Number.

(iii) If (1) on or prior to the expiration of the VIA Review Period VIA notifies Corautus that it has no objections to the Preliminary Corautus Aggregate Share Number or (2) VIA fails to deliver a CASN Dispute Notice as provided above before the termination of the VIA Review Period, then the Preliminary Corautus Aggregate Share Number as set forth on the Corautus Aggregate Share Number Schedule shall be deemed, on the date of such notification (in the case of (1) above) or on the expiration of the VIA Review Period (in the case of (2) above) (the applicable date being referred to herein as the “Non-Dispute Corautus Aggregate Share Number Determination Date”), to have been finally determined, subject to Section 1.7(d)(vi) below, for purposes of this Agreement and to represent the Corautus Aggregate Share Number for purposes of Section 1.7 hereto.

(iv) If VIA delivers a CASN Dispute Notice on or prior to the expiration of the VIA Review Period, then Corautus and VIA shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Corautus Aggregate Share Number, which Corautus Aggregate Share Number amount shall be deemed, on the date of agreement between Corautus and VIA as to such amount (a “Dispute Corautus Aggregate Share Number Determination Date”), as the final determination, subject to Section 1.7(d)(vi) below, for purposes of this Agreement of the Corautus Aggregate Share Number for purposes of Section 1.7 hereto.

(v) If Corautus and VIA are unable to negotiate an agreed-upon determination of the Corautus Aggregate Share Number pursuant to Section 1.7(d)(iv) within five Business Days after delivery of the CASN Dispute Notice (or such other period as Corautus and VIA may mutually agree upon), then Corautus and VIA shall jointly select an Accounting Firm to resolve any remaining disagreements as to the Corautus Aggregate Share Number. Corautus shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Corautus Aggregate Share Number Schedule and Preliminary Corautus Aggregate Share Number, and Corautus and VIA shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. VIA and Corautus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of each of VIA and Corautus (or their applicable Representatives). The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the Corautus Aggregate Share Number as of a particular date set (such date being referred to herein as an “Accountant Resolved Corautus Aggregate Share Number Determination Date”) and made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Corautus Aggregate Share Number for purposes of Section 1.7 hereto, so long as the Closing occurs within five (5) Business Days following the Accountant Resolved Corautus Aggregate Share

Number Determination Date. Corautus and VIA shall each bear fifty percent (50%) of the fees and expenses of the Accounting Firm.

(vi) Notwithstanding anything to the contrary contained herein, in the event that a holder of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock elects to convert its shares of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, into shares of Corautus Common Stock at or prior to the Effective Time, and such election is made by such holder(s) of Corautus Preferred Stock after the time Corautus has delivered the Corautus Aggregate Share Number Schedule and calculated the Preliminary Corautus Aggregate Share Number, the number of shares of Corautus Common Stock issued or to be issued to such holders of Corautus Preferred Stock at or prior to the Effective Time shall be factored into the determination of the Corautus Aggregate Share Number in lieu of the number of shares previously reserved for the Corautus Preferred Stock so converted.

(vii) If the Closing does not occur on the First Anticipated Closing Date, then Corautus and VIA shall follow the procedures set forth in Sections 1.7(d)(i) through (vi) above as many times as necessary for each Subsequent Anticipated Closing Date (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the Corautus Aggregate Share Number for purposes of Section 1.7 is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7(d)

(viii) Attached hereto as Schedule 1.7(d) is a sample calculation of the Corautus Aggregate Share Number as of January 31, 2007.

(e) Calculation of VIA Aggregate Share Number.

(i) At least five Business Days prior to the First Anticipated Closing Date, VIA shall deliver to Corautus a schedule (a “VIA Aggregate Share Number Schedule”) setting forth, in reasonable detail, VIA’s calculation of the VIA Aggregate Share Number (the “Preliminary VIA Aggregate Share Number”). VIA shall make the work papers and back-up materials used in preparing the VIA Aggregate Share Number Schedule and calculating the Preliminary VIA Aggregate Share Number available to Corautus and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

(ii) Within two Business Days after VIA delivers the VIA Aggregate Share Number Schedule (the “Corautus Review Period”), Corautus shall have the right to dispute any part of such VIA Aggregate Share Number Schedule by delivering a written notice to that effect to VIA (a “VASN Dispute Notice”). Any VASN Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Preliminary VIA Aggregate Share Number.

(iii) If (1) on or prior to the expiration of the Corautus Review Period Corautus notifies VIA that it has no objections to the Preliminary VIA Aggregate Share Number or (2) Corautus fails to deliver a VASN Dispute Notice as provided above prior to the expiration of the Corautus Review Period, then the Preliminary VIA Aggregate Share Number as set forth on the VIA Aggregate Share Number Schedule shall be deemed, on the date of such notification (in the case of (1) above) or on the expiration of the Corautus Review Period (in the case of (2) above) (the applicable date being referred to herein as the “Non-Dispute VIA Aggregate Share Number Determination Date”), to have been finally determined, subject to Section 1.7(e)(vi) below, for purposes of this Agreement and to represent the VIA Aggregate Share Number for purposes of Section 1.7 hereto.

(iv) Subject to Section 1.7(e)(v), if Corautus delivers a VASN Dispute Notice on or prior to the expiration of the Corautus Review Period, then VIA and Corautus shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the VIA Aggregate Share Number, which VIA Aggregate Share Number amount shall be deemed, on the date of agreement between VIA and Corautus as to such amount (a “Dispute VIA Aggregate Share Number Determination Date”), as the final determination, subject to Section 1.7(e)(vi) below, for purposes of this Agreement of the VIA Aggregate Share Number for purposes of Section 1.7 hereto.

(v) If VIA and Corautus are unable to negotiate an agreed-upon determination of the VIA Aggregate Share Number pursuant to Section 1.7(e)(iv) within five Business Days after delivery of the VASN Dispute Notice (or such other period as VIA and Corautus may mutually agree upon), then VIA and Corautus shall jointly select an Accounting Firm to resolve any remaining disagreements as to the VIA Aggregate Share Number. VIA shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the VIA Aggregate Share Number Schedule and Preliminary VIA Aggregate Share Number, and VIA and Corautus shall use their commercially reasonable efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. VIA and Corautus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of each of VIA and Corautus (or their applicable Representatives). The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the VIA Aggregate Share Number (such date being referred to herein as an “Accountant Resolved VIA Aggregate Share Number Determination Date”) made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the VIA Aggregate Share Number for purposes of Section 1.7 hereto, so long as the Closing occurs within five (5) Business Days following the Accountant Resolved VIA Aggregate Share Number Determination Date. VIA and Corautus shall each bear fifty percent (50%) of the fees and expenses of the Accounting Firm.

(vi) Notwithstanding anything to the contrary contained herein, in the event that a holder of VIA Preferred Stock elects to convert its shares of VIA Preferred Stock into shares of VIA Common Stock at or prior to the Effective Time, and such election is made by such holder(s) of VIA Preferred Stock after the time VIA has delivered the VIA Aggregate Share Number Schedule and calculated the Preliminary VIA Aggregate Share Number, the number of shares of VIA Common Stock issued or to be issued to such holders of VIA Preferred Stock at or prior to the Effective Time, shall be factored into the determination of the VIA Aggregate Share Number in lieu of the number of shares previously reserved for the VIA Preferred Stock so converted.

(vii) If the Closing does not occur on the First Anticipated Closing Date, then VIA and Corautus shall follow the procedures set forth in Sections 1.7(e)(i) through (vi) above as many times as necessary for each Subsequent Anticipated Closing Date (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until the VIA Aggregate Share Number for purposes of Section 1.7 is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7(e).

(viii) Attached hereto as Schedule 1.7(e) is a sample calculation of the VIA Aggregate Share Number as of February 2, 2007.

1.8 Closing of VIA’s Transfer Books. At the Effective Time: (a) all shares of VIA Common Stock and VIA Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of VIA Common Stock and VIA Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of VIA except as otherwise provided herein; and (b) the stock transfer books of VIA shall be closed with respect to all shares of VIA Common Stock and VIA Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of VIA Common Stock or VIA Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of VIA Common Stock or VIA Preferred Stock outstanding immediately prior to the Effective Time (a “VIA Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such VIA Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

1.9 Surrender of Certificates.

(a) On or prior to the Closing Date, Corautus shall designate a reputable bank, transfer agent, trust company or other Person to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Corautus shall deliver or otherwise make available to Exchange Agent shares of Corautus Common Stock issuable pursuant to Section 1.6. The shares of Corautus Common Stock so delivered or made available to the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of VIA Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Corautus may reasonably specify (including a provision confirming that delivery of VIA Stock Certificates shall be effected, and risk of loss and title to VIA Stock Certificates shall pass, only upon delivery of such VIA Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of VIA Stock Certificates in exchange for certificates representing shares of Corautus Common Stock. Upon surrender of a VIA Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Corautus: (A) the holder of such VIA Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Corautus Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6; and (B) the VIA Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each VIA Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Corautus Common Stock, as contemplated by Section 1.6. If any VIA Stock Certificate shall have been lost, stolen or destroyed, Corautus may, in its discretion and as a condition precedent to the delivery of any shares of Corautus Common Stock, require the owner of such lost, stolen or destroyed VIA Stock Certificate to provide an applicable affidavit with respect to such VIA Stock Certificate and post a bond indemnifying Corautus against any claim suffered by Corautus related to the lost, stolen or destroyed VIA Stock Certificate or any Corautus Common Stock issued in exchange therefor as Corautus may reasonably request.

(c) No dividends or other distributions declared or made with respect to Corautus Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered VIA Stock Certificate with respect to the shares of Corautus Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such VIA Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) If applicable, to the extent any portion of the Exchange Fund that remains undistributed to holders of VIA Stock Certificates as of the date one hundred eighty (180) days after the Closing Date shall be delivered to Corautus upon demand, and any holders of VIA Stock Certificates who have not theretofore surrendered their VIA Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Corautus for satisfaction of their claims for Corautus Common Stock and any dividends or distributions with respect to shares of Corautus Common Stock.

(e) Each of the Exchange Agent and Corautus shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any VIA Stock Certificate such amounts as Corautus determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement, nor the Exchange Agent, shall be liable to any holder of any VIA Stock Certificate or to any other Person with respect to any shares of Corautus Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of VIA Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall not have voted to adopt this Agreement and who properly demand appraisal for such shares of VIA Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due to them in accordance with the DGCL, unless and until the holders of such Dissenting Shares fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of VIA Capital Stock under the DGCL shall thereupon be deemed to be converted into, as of the Effective Time, the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.9.

(b) VIA shall give Corautus (i) prompt written notice of any demands by holders of Dissenting Shares received by VIA, withdrawals of such demands and any other instruments served on VIA and any material correspondence received by VIA in connection with such demands; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under DGCL. VIA shall not, except with the prior written consent of Corautus (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to any demands for appraisal of capital stock of VIA or offer to settle or settle any such demands.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of VIA, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of VIA, in the name of Merger Sub and otherwise) to take such action.

1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2. REPRESENTATIONS AND WARRANTIES OF VIA

VIA represents and warrants to Corautus and Merger Sub that, except as set forth in the written disclosure schedule delivered by VIA to Corautus and attached hereto (the “VIA Disclosure Schedule”), the following representations and warranties are true and correct as of the Execution Date and, subject to the materiality qualifier set forth in Section 7.1 below, shall be true and correct as of the Closing Date. The VIA Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the VIA Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the VIA Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a VIA Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization.

(a) VIA has no Subsidiaries, except for the Entities identified in Section 2.1(a) of the VIA Disclosure Schedule. Neither VIA nor any of the other Entities identified in Section 2.1(a) of the VIA Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 2.1(a) of the VIA Disclosure Schedule. VIA has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. VIA has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of VIA and the VIA Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of VIA and the VIA Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a VIA Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws. VIA has delivered to Corautus accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto for VIA and each VIA Subsidiary.

2.3 Capitalization, Etc.

(a) The authorized capital stock of VIA consists of (i) 150,000,000 shares of common stock, par value $0.001 per share (the “VIA Common Stock”), of which 2,044,208 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 50,000,000 shares of Preferred Stock, par value $0.001 per share (the “VIA Preferred Stock”), of which 18,226,942 shares have been designated as Series A Convertible Preferred Stock, all of which are outstanding as of the date of this Agreement. VIA does not hold any shares of its capital stock in its treasury. All of the outstanding shares of VIA Common Stock and VIA Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Section 2.3(a) of the VIA Disclosure Schedule, none of the outstanding shares of VIA Common Stock or VIA Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of VIA Common Stock or VIA Preferred Stock is subject to any right of first refusal.

Except as contemplated herein or as set forth in Section 2.3(a) of the VIA Disclosure Schedule, there is no VIA Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of VIA Common Stock or VIA Preferred Stock. Except as set forth in Section 7.3(c) of the VIA Disclosure Schedule, VIA is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of VIA Common Stock or other securities. Section 2.3(a) of the VIA Disclosure Schedule accurately and completely describes all repurchase rights held by VIA with respect to shares of VIA Common Stock (including shares of VIA Restricted Stock) and VIA Preferred Stock.

(b) Except for the VIA Stock Plan, VIA does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. VIA has reserved 3,150,000 shares of VIA Common Stock for issuance under the VIA Stock Plan, of which, as of the date hereof, (i) VIA has granted options to purchase an aggregate of 1,946,125 shares of VIA Common Stock (500 of which have been cancelled), and (ii) 1,204,375 shares of VIA Common Stock are reserved for future issuance pursuant to stock options or other awards not yet granted under the VIA Stock Plan. VIA has made available to Corautus accurate and complete copies of the VIA Stock Plan and the forms of all stock option agreements evidencing options granted under the VIA Stock Plan.

(c) VIA does not have any outstanding bonds, debentures, notes or other obligations to which the holders have the right to vote (or are convertible into or exchangeable for securities having the right to vote) on any matter.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of VIA; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of VIA; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which VIA is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any VIA. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to VIA.

(e) All outstanding shares of VIA Common Stock, VIA Preferred Stock, VIA Options and other securities of VIA have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in VIA’s certificate of incorporation, bylaws and other applicable Contracts.

(f) All of the outstanding shares of capital stock of each of VIA’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by VIA, free and clear of any Encumbrances.

2.4 Financial Statements.

(a) Attached hereto as Section 2.4(a) of the VIA Disclosure Schedule are the unaudited balance sheets of VIA as of December 31, 2004, 2005 and 2006, and the related unaudited statements of operations, statements of stockholders’ equity and statements of cash flows of VIA for the periods ended December 31, 2004, 2005 and 2006 (collectively, the “VIA Financial Statements”) (the unaudited balance sheet of VIA as of December 31, 2006 is referred to herein as the “VIA Unaudited Balance Sheet”). The VIA Financial Statements (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated (except as may be indicated in the footnotes to such VIA Financial Statements and that unaudited financial statements do not have notes thereto and other presentation items that may be required by GAAP) and (ii) fairly present, in all material respects, the financial condition and operating results of VIA, and, as applicable, its Subsidiaries, as of the dates and for the periods indicated therein.

(b) Each of VIA and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. VIA maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The financial estimates, forecasts and projections prepared by VIA and delivered to Corautus and identified on Section 2.4(c) of the VIA Disclosure Schedule were prepared in good faith by, and represent the best estimates and reasonable judgment of, VIA’s management as of the Execution Date as to the expected future financial performance and condition of VIA.

2.5 Absence of Changes. Except as set forth on Section 2.5 of the VIA Disclosure Schedule, since the date of the VIA Unaudited Balance Sheet, neither VIA nor any VIA Subsidiary has:

(a) suffered any VIA Material Adverse Effect;

(b) suffered any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of VIA or any VIA Subsidiary (whether or not covered by insurance);

(c) (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) sold, issued, granted, or authorized the issuance of: (i) any capital stock or other security (except for VIA Common Stock issued upon the valid exercise of outstanding VIA Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for VIA Options); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the VIA Stock Plan; (ii) any VIA Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) amended the certificate of incorporation, bylaws or other charter or organizational documents of VIA or any VIA Subsidiary, and neither VIA nor any VIA Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment, individually or in the aggregate, in excess of $50,000;

(i) (i) adopted, established or entered into any VIA Employee Plan; (ii) caused or permitted any VIA Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) changed any of its methods of accounting or accounting practices;

(k) made any Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, entered into any or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) commenced, threatened or settled any Legal Proceeding;

(m) entered into any new line of business;

(n) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(o) acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business;

(p) entered into, amended or terminated any VIA Material Contract;

(q) effected or entered into any (i) material change in pricing or royalties or other payments set or charged by VIA or any VIA Subsidiary to its customers or licensees, (ii) agreement by VIA or any VIA Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to VIA or any VIA Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to VIA or any VIA Subsidiary;

(r) licensed, sold, transferred, pledged, encumbered modified, disclosed, abandoned, failed to maintain or otherwise disposed of any Intellectual Property, except in the Ordinary Course of Business;

(s) pledged any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(t) entered into any transaction or taken any other action outside of the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions; and

(u) has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above (other than negotiations between the Parties to enter into this Agreement).

2.6 Title to Assets. Each of VIA and the VIA Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the VIA Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the VIA Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of VIA or any VIA Subsidiary as being owned by VIA or such VIA Subsidiary. All of said assets are owned by VIA or a VIA Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of VIA.

2.7 Real Property; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to VIA or any VIA Subsidiary (i) are adequate for the uses to which they are being put, and (ii) are adequate for the conduct of its business in the manner in which such business is currently being conducted.

(b) Neither VIA nor any VIA Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Section 2.7(b) of the VIA Disclosure Schedule. All premises leased or subleased by VIA or a VIA Subsidiary are supplied with utilities and other services necessary for the operation of its businesses.

2.8 Intellectual Property.

(a) Section 2.8(a) of the VIA Disclosure Schedule sets forth all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by VIA, including for each item listed in (i) through (iii) above, as applicable, the owner, the jurisdiction, the serial/application number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in (iv), the registrant, the registrar and the expiration date. With respect to each item of Intellectual Property required to be listed on Section 2.8(a) of the VIA Disclosure Schedule, (i) VIA is the sole owner and possesses all right, title and interest in and to the item, free and clear of any Encumbrances, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of VIA, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) To the Knowledge of VIA, VIA has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of third parties, VIA has not received any written charge, complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved), alleging any such infringement, misappropriation, dilution or other violation.

(c) To the Knowledge of VIA, during the past two (2) years (or earlier, if not presently resolved), no third party has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of VIA.

(d) VIA owns or has the right to use pursuant to validly and binding license or similar agreements listed on Section 2.8(e) of the VIA Disclosure Schedule all Intellectual Property necessary in the operation of the Business of VIA as currently conducted.

(e) Set forth on Section 2.8(e) of the VIA Disclosure Schedule are all items of Intellectual Property of any third party that VIA uses pursuant to license, sublicense, agreement or permission. VIA has delivered to Corautus correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date)(other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally). With respect to each item of Intellectual Property required to be identified on Section 2.8(e) of the VIA Disclosure Schedule: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) VIA is not in breach or default of such license, sublicense, agreement or permission, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and (iii) the execution, delivery and performance by VIA of this

Agreement, the Merger and the Contemplated Transactions will not result in a default under or the loss or impairment of, or give rise to any right of any third party to modify or terminate, any such license, sublicense, agreement or permission or any Intellectual Property rights granted thereunder, nor require the consent of any third party.

(f) VIA has taken all actions that it reasonably believes are necessary to maintain and protect all Intellectual Property of VIA, consistent with practices that are customary in the industry in which VIA operates.

(g) Except as may be set forth in the Contracts listed on Sections 2.8(g) of the VIA Disclosure Schedule, VIA is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. VIA has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

2.9 Agreements, Contracts and Commitments. Section 2.9 of the VIA Disclosure Schedule identifies, as of the date of this Agreement:

(a) each VIA Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each VIA Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by VIA or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit VIA’s or VIA’s Subsidiaries’ ability to terminate employees at will;

(c) each VIA Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each VIA Contract relating to any agreement of indemnification or guaranty other than indemnification agreements between VIA and any of its respective officers or directors;

(e) each VIA Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of VIA or its Subsidiaries (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) to engage in any line of business or compete with any Person;

(f) each VIA Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement, individually or in the aggregate, in excess of $25,000 and not cancelable without penalty;

(g) each VIA Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each VIA Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, individually or in the aggregate, in excess of $25,000 or creating any Encumbrances with respect to any assets of VIA or any VIA Subsidiary (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) or any loans or debt obligations with officers or directors of VIA;

(i) each VIA Contract relating to (i) any distribution, license or supply agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of VIA or any VIA Subsidiary; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which VIA or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which VIA or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by VIA or such VIA Subsidiary; or (iv) any agreement, contract or commitment to license any third party to manufacture or produce any product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j) each VIA Contract relating to development, ownership, licensing or use of any Intellectual Property, (other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally);

(k) each VIA Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to VIA or any VIA Subsidiary in connection with the Contemplated Transactions; or

(l) any other agreement, Contract or commitment (i) which involves payment or receipt by VIA or its Subsidiaries under any such agreement, contract or commitment of $50,000 or more, individually or in the aggregate, or obligations after the date of this Agreement in excess of $50,000, individually or in the aggregate, or (ii) that is material to the business or operations of VIA and its Subsidiaries, taken as a whole.

VIA has delivered or made available to Corautus accurate and complete copies of all material written VIA Contracts, including all amendments thereto. There are no VIA Contracts that are not in written form. Except as set forth on Section 2.9 of the VIA Disclosure Schedule, neither VIA nor any of its Subsidiaries has, nor to VIA’s Knowledge, as of the date of this Agreement has any other party to a VIA Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which VIA or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “VIA Material Contract”) in such manner as would permit any other party to cancel or terminate any such VIA Material Contract, or would permit any other party to seek damages or other remedies which would reasonably be expected to have a VIA Material Adverse Effect. As to VIA and its Subsidiaries, as of the date of this Agreement, each VIA Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from VIA, any VIA Subsidiary, the Surviving Corporation, any Surviving Corporation Subsidiary, Corautus or any Corautus Subsidiary to any Person under any VIA Contract or give any Person the right to terminate or alter the provisions of any VIA Contract. No Person is renegotiating, or has a right pursuant to the terms of any VIA Material Contract to renegotiate, any amount paid or payable to VIA under any VIA Material Contract or any other material term or provision of any VIA Material Contract. Section 2.9 of the VIA Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by VIA that if entered into by VIA or any VIA Subsidiary would be a VIA Material Contract.

2.10 Liabilities. As of the date hereof, neither VIA nor any VIA Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such on the VIA Unaudited Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by VIA or its Subsidiaries since the date of the VIA Unaudited Balance Sheet in the Ordinary Course of Business; and (c) Liabilities for performance of obligations of VIA or any VIA Subsidiary under VIA Contracts.

2.11 Compliance; Permits; Restrictions.

(a) VIA and each VIA Subsidiary are, and have been, in compliance in all material respects with all applicable Legal Requirements and has not received any written notice of violation or alleged violation of any applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of VIA, threatened against VIA or any VIA Subsidiary, nor has any Governmental Body or authority indicated to VIA an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon VIA or any VIA Subsidiary which has had or would reasonably be expected to have a VIA Material Adverse Effect.

(b) VIA and the VIA Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of VIA (collectively, the “VIA Permits”). Section 2.11(b) of the VIA Disclosure Schedule identifies each VIA Permit, each of which is in full force and effect. Each of VIA and each VIA Subsidiary is in compliance with the terms of the VIA Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of VIA, threatened, which seeks to revoke, limit, suspend, or materially modify any VIA Permit. The rights and benefits of each material VIA Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by VIA and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or threatened with respect to an alleged violation by VIA or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act, the Public Health Service Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Except for such Governmental Authorizations listed in Section 2.11(d) of the VIA Disclosure Schedule, VIA and its Subsidiaries holds all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its existing products (the “VIA Products”) (the “VIA Regulatory Permits”) and no such VIA Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. VIA and each of its Subsidiaries is in compliance in all material respects with the VIA Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any VIA Regulatory Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any VIA Regulatory Permit. Except for the information and files identified in Section 2.11(d) of the VIA Disclosure Schedule, VIA has made available to Corautus all information in its possession or control relating to the VIA Products and the development, clinical testing, manufacturing, importation and exportation of the VIA Products, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, VIA or any VIA Subsidiary or in which VIA or any VIA Subsidiary or its current products or product candidates, including the VIA Products, have participated (the “VIA Studies”) were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except for such notices listed in Section 2.11(e) of the VIA Disclosure Schedule, neither VIA nor any VIA Subsidiary has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, VIA or its Subsidiaries or in which its current products or product candidates, including the VIA Products, have participated. Except for such material obligations listed in Section 2.11(e) of the VIA Disclosure Schedule, VIA and

its Subsidiaries have fulfilled and performed all of their material obligations with respect to the VIA Studies, and no event has occurred which causes, or after notice or lapse of time would reasonably be expected to cause, a VIA Material Adverse Effect.

2.12 Tax Matters.

(a) Except as set forth on in Section 2.12(a) of the VIA Disclosure Schedule, VIA and each VIA Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither VIA nor any VIA Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where VIA or any VIA Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) All Taxes due and owing by VIA or any VIA Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of VIA and any VIA Subsidiary (A) did not, as of the date of the VIA Unaudited Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the VIA Unaudited Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of VIA in filing its Tax Returns. Since the date of the VIA Unaudited Balance Sheet, neither VIA nor any VIA Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) VIA and each VIA Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of VIA or any VIA Subsidiary.

(e) Neither VIA nor any VIA Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against VIA or any VIA Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of VIA to act on behalf of VIA) with respect to any Taxes of VIA or any VIA Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to VIA or any VIA Subsidiary with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to VIA or any VIA Subsidiary. VIA has delivered or made available to Corautus complete and accurate copies of all Tax Returns of VIA and each VIA Subsidiary (and predecessors of each) for the years ended December 31, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by VIA and each VIA Subsidiary since

December 31, 2004. Neither VIA nor any VIA Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f) VIA (and any VIA Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of VIA or any VIA Subsidiary; (ii) has not agreed, nor is VIA or any VIA Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is VIA or any VIA Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (v) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g) VIA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither VIA nor any VIA Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(i) Neither VIA nor any VIA Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is VIA) for federal, state, local or foreign Tax purposes. Neither VIA nor any VIA Subsidiary have any Liability for the Taxes of any Person (other than VIA and any VIA Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) Neither VIA nor any VIA Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Except as set forth on in Section 2.12(k) of the VIA Disclosure Schedule, neither VIA nor any VIA Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l) Neither VIA nor any VIA Subsidiary has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

(m) Neither VIA nor any VIA Subsidiary has taken any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 Labor Matters; Benefit Plans.

(a) Neither VIA nor any VIA Subsidiary is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of VIA, seeking to represent any employees of VIA or any VIA Subsidiary.

(b) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting VIA or any VIA Subsidiary or any of its employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(c) Neither VIA nor any VIA Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of VIA, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any VIA employee, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.

(d) Section 2.13(d) of the VIA Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation and benefit plans, programs or arrangements, which are currently in effect relating to any present or former employee or director of VIA or any VIA Subsidiary or which is maintained by, administered or contributed to by, or required to be contributed to by, VIA, any VIA Subsidiary or under which VIA or any VIA Subsidiary has incurred or may incur any liability (each, a “VIA Employee Plan”).

(e) With respect to each VIA Employee Plan, VIA has made available to Corautus a true and complete copy of, to the extent applicable, (i) such VIA Employee Plan,

(ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such VIA Employee Plan, (iv) the most recent summary plan description for each VIA Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of VIA, and (v) the most recent Internal Revenue Service determination or opinion letter.

(f) To the Knowledge of VIA, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such VIA Employee Plan or the exempt status of any related trust.

(g) Each VIA Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(h) Neither VIA nor any VIA Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither VIA nor any VIA Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any VIA Employee Plan subject to ERISA and neither VIA nor any VIA Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(i) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to VIA or any VIA Subsidiary, all contributions required to be made under the terms of each VIA Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

(j) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to VIA or any VIA Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any VIA Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of VIA threatened against VIA, any VIA Subsidiary or any VIA Employee Plan, and neither VIA nor any VIA Subsidiary has received any notice of, an audit or investigation of any VIA Employee Plan by the Internal Revenue Service or Department of Labor.

(k) No VIA Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither VIA nor any VIA Subsidiary has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No VIA Employee Plan is a Multiemployer Plan, and neither VIA nor any VIA Subsidiary has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No VIA Employee Plan is a Multiple Employer Plan.

(l) Neither VIA nor any VIA Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code.

2.14 Environmental Matters. VIA and each VIA Subsidiary is in compliance in all material respects with all applicable Environmental Legal Requirements, which compliance includes the possession by VIA of all permits and other Governmental Authorizations required under applicable Environmental Legal Requirements and compliance with the terms and conditions thereof. Neither VIA nor any VIA Subsidiary has received, since VIA’s formation, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that VIA or any VIA Subsidiary is not in compliance with any Environmental Legal Requirement, and, to the Knowledge of VIA, there are no circumstances that may prevent or interfere with VIA’s compliance with any Environmental Legal Requirement in the future. To the Knowledge of VIA: (i) no current or prior owner of any property leased or controlled by VIA has received, since VIA’s formation, any written notice or other communication relating to property owned or leased at any time by VIA, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or VIA is not in compliance with or violated any Environmental Legal Requirement relating to such property and (ii) it has no material liability under any Environmental Legal Requirement.

2.15 Insurance.

(a) Section 2.15(a) of the VIA Disclosure Schedule sets forth a list of all current insurance policies and coverages maintained by VIA and each VIA Subsidiary, including names of carriers, types and amounts of coverage and premiums therefor. VIA has heretofore made available to Corautus copies of all insurance policies listed on Section 2.15(a) of the VIA Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable in respect thereof have been paid, and all such policies provide insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of VIA and each VIA Subsidiary.

(b) Since the respective dates of the policies set forth on Section 2.15(a) of the VIA Disclosure Schedule, no notice of cancellation or non-renewal with respect to any such policy has been received by VIA or any VIA Subsidiary. Other than as set forth on Section 2.15(b) of the VIA Disclosure Schedule, since its inception, VIA has maintained, with no lapses, insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of VIA.

(c) Neither VIA nor any VIA Subsidiary has received any notice or other communication from an insurance carrier in which such insurance carrier (i) reserved any rights to deny or limit coverage, (ii) suggested the existence of any basis to deny or limit coverage, or (iii) reflected an intent to explore the existence of any basis to deny or limit coverage.

(d) There is no pending workers’ compensation or other claim under or based upon any insurance policy of VIA or any VIA Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of VIA and each VIA Subsidiary is accurate and complete. VIA and each VIA Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against VIA or any VIA Subsidiary.

2.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of VIA, no Person has threatened to commence any Legal Proceeding: (i) that involves VIA or any of its Subsidiaries, or any of the material assets owned or used by VIA or its Subsidiaries; or (ii) that would reasonably be expected to result in a VIA Material Adverse Effect. To the Knowledge of VIA, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which VIA or any VIA Subsidiary, or any of the assets owned or used by VIA or any VIA Subsidiary, is subject. To the Knowledge of VIA, no officer or other Key Employee of VIA or any VIA Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of VIA or any VIA Subsidiary or to any material assets owned or used by VIA or any VIA Subsidiary.

2.17 Authority; Binding Nature of Agreement. VIA and each VIA Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required VIA Stockholder Vote, to consummate the Contemplated Transactions. The Board of Directors of VIA (at one or more meetings duly called and held) has: (a) determined that this Agreement and the Merger is advisable and fair to and in the best interests of VIA and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended the adoption of this Agreement by the holders of VIA Common Stock and VIA Preferred Stock and directed that this Agreement be submitted for consideration by VIA’s stockholders at the VIA Stockholder Meeting. This Agreement has been duly executed and delivered by VIA and assuming the due authorization, execution and delivery by Corautus and Merger Sub, constitutes the legal, valid and binding obligation of VIA, enforceable against VIA in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the VIA Stockholder Voting Agreements, the Board of Directors of VIA approved the VIA Stockholder Voting Agreements and the transactions contemplated thereby.

2.18 Inapplicability of Anti-takeover Statutes. VIA is not subject to Section 203 of the DGCL and no other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the VIA Stockholder Voting Agreements or any of the other Contemplated Transactions.

2.19 Vote Required. The affirmative vote (the “VIA Stockholder Approval”) of the holders of (i) the holders of a majority in voting power of the shares of VIA Common Stock and VIA Preferred Stock outstanding on the record date for the VIA Stockholder Meeting and entitled to vote thereon, voting as a single class, and (ii) a majority in voting power of the shares of VIA Preferred Stock then outstanding (collectively, the “Required VIA Stockholder Vote”) are the only votes of the holders of any class or series of VIA Capital Stock necessary to adopt this Agreement.

2.20 Non-Contravention; Consents. Subject to compliance with the HSR Act, obtaining the Required VIA Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by VIA, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of VIA or any VIA Subsidiary, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of VIA;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which VIA or its Subsidiaries, or any of the assets owned or used by VIA or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by VIA or its Subsidiaries or that otherwise relates to the business of VIA or its Subsidiaries or to any of the assets owned or used by VIA or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any VIA Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any VIA Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such VIA Contract; (iii) accelerate the maturity or performance of any VIA Contract; or (iv) cancel, terminate or modify any term of any VIA Contract, except, in the case of any VIA Material Contract, any non-material breach, default, penalty or modification and, in the case of all other VIA Contracts, any breach, default, penalty or modification that would not result in a VIA Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by VIA or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of VIA); or

(f) result in, or increase the likelihood of, the transfer of any material asset of VIA or its Subsidiaries to any Person.

Except (i) for the approval of this Agreement by VIA’s stockholders, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any required filings under the HSR Act, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither VIA nor any of its Subsidiaries was, is, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21 Certain Payments. Neither VIA, any VIA Subsidiary, nor to VIA’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of VIA, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of VIA;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

2.22 No Financial Advisor. Except for as set forth on Section 2.22 of the VIA Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of VIA or any of its Subsidiaries.

2.23 Information; Securities Offerings.

(a) The information to be supplied by or on behalf of VIA for inclusion in the Proxy Statement (which shall expressly exclude any and all information supplied by or on behalf of Corautus and Merger Sub), shall not, on the date the Proxy Statement is first mailed to stockholders of Corautus or at the time of the Corautus Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corautus Stockholder Meeting which has become false or misleading.

(b) Each private placement of VIA securities since its inception has been made pursuant to an effective registration of securities or a valid exemption from registration.

Section 3. REPRESENTATIONS AND WARRANTIES OF CORAUTUS AND MERGER SUB

Corautus and Merger Sub, jointly and severally, represent and warrant to VIA that, except as set forth in the written disclosure schedule delivered by Corautus to VIA and attached hereto (the “Corautus Disclosure Schedule”), the following are true and correct as of the Execution Date and, subject to the materiality qualifier set forth in Section 8.1 below, shall be true and correct as of the Closing Date. The Corautus Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Corautus Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Corautus Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Corautus Material Adverse Effect, or is outside the Ordinary Course of Business. For the avoidance of doubt, the use of the term “Subsidiary” with respect to Corautus shall include, without limitation, Merger Sub.

3.1 Subsidiaries; Due Organization; Etc.

(a) Corautus has no Subsidiaries, except for Merger Sub and the Entities identified in Section 3.1(a) of the Corautus Disclosure Schedule. Neither Corautus nor any of the other Entities identified in Section 3.1(a) of the Corautus Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Entities identified in Section 3.1(a) of the Corautus Disclosure Schedule. Corautus has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Corautus has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Corautus and the Corautus Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Corautus and the Corautus Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually, or in the aggregate, would not be reasonably expected to have a Corautus Material Adverse Effect.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Corautus (i) has delivered to VIA accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Corautus and each Corautus Subsidiary, and (ii) has delivered to VIA or otherwise made available the charters of all committees of Corautus’s Board of Directors, any code of conduct or similar policy adopted by Corautus or by the Board of Directors, or any committee of the Board of Directors, of Corautus.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Corautus consists of (i) 100,000,000 shares of common stock, par value $0.001 per share (the “Corautus Common Stock”), of which, as of the date hereof, 19,728,854 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which: (a) 40,000 shares have been designated as Series A Preferred Stock, no shares of which are outstanding as of the date of this Agreement; (b) 13,000 shares have been designated as Series B Preferred Stock, no shares of which are outstanding as of the date of this Agreement; (c) 17,000 shares have been designated as Series C Preferred Stock, 2,000 shares of which have been issued or are outstanding as of the date of this Agreement; (d) 1,400,000 shares have been designated as Series D Preferred Stock, 1,385,377 shares of which have been issued or are outstanding as of the date of this Agreement; (e) 3,500,000 shares have been designated as Series E Preferred Stock, 2,475,659 shares of which have been issued or are outstanding as of the date of this Agreement (the Corautus Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock is referred to herein, collectively, as the “Corautus Preferred Stock”). Corautus holds 30,224 shares of its common stock in its treasury. All of the outstanding shares of Corautus Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Section 3.3(a)(i) of the Corautus Disclosure Schedule, none of the outstanding shares of Corautus Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Corautus Common Stock is subject to any right of first refusal in favor of Corautus. Except as contemplated herein and except as identified on Section 3.3(a)(i) of the Corautus Disclosure Schedule there is no Corautus Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Corautus Common Stock. Corautus is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Corautus Common Stock or other securities. Section 3.3(a)(ii) of the Corautus Disclosure Schedule accurately and completely describes all repurchase rights held by Corautus with respect to shares of Corautus Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the Corautus 2002 Stock Option Plan, as amended (the “Corautus Stock Plan”) and as set forth on Section 3.3(b) of the Corautus Disclosure Schedule, Corautus does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement: (i) 5,366,059 shares of Corautus Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Corautus Stock Plan, of which 96,377 must be exercised or will expire by their terms on or prior to April 1, 2007; (ii) 752,744 shares of Corautus Common Stock are reserved for future issuance pursuant to stock options or other awards not yet granted under the Corautus Stock Plan; and (iii) 1,169,024 shares of Corautus Common Stock are reserved for future issuance pursuant to warrants to purchase Corautus Common Stock (“Corautus Warrants”). Corautus has made available to VIA accurate and complete copies of the Corautus Stock Plan and the forms of all stock option agreements evidencing any options granted under the Corautus Stock Plan.

(c) Each grant of a Corautus Option was duly authorized no later than the date on which the Grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Corautus (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Exchange Act and all other applicable Legal Requirements, the per share exercise price of each Corautus Option was equal to the fair market value of a share of Corautus Common Stock on the applicable Grant Date and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Corautus and disclosed in the Corautus SEC Documents in accordance with the Exchange Act and all other applicable Legal Requirements.

(d) Except for the outstanding shares of Corautus Preferred Stock, Corautus Warrants, Corautus Options, or as set forth on Section 3.3(d) of the Corautus Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Corautus; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Corautus; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Corautus Contract under which Corautus is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Corautus (it being agreed that any assertions or claims in respect of not more than an aggregate of 250,000 shares of Corautus Common Stock shall not be deemed a breach of this representation if, and solely to the extent that, the maximum amount shares subject to such assertions or claims are included in the Corautus Aggregate Share Number for the purposes of calculating the Exchange Ratio under Section 1.7). There are no outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Corautus. Except for the Corautus Preferred Stock or as set forth on Section 3.3(d) of the Corautus Disclosure Schedule, Corautus does not have any outstanding bonds, debentures, notes or other obligations to which the holders have the right to vote (or are convertible into or exchangeable for securities having the right to vote) on any matter.

(e) All outstanding shares of Corautus Common Stock, Corautus Options, Corautus Warrants and other securities of Corautus have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Corautus’s certificate of incorporation, bylaws and other applicable Contracts. Corautus has delivered to VIA accurate and complete copies of all Corautus Warrants.

(f) All of the outstanding shares of capital stock of each of Corautus’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Corautus, free and clear of any Encumbrances.

3.4 SEC Filings; Financial Statements.

(a) Since February 4, 2003, Corautus has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. Corautus has delivered or otherwise made available to VIA accurate and complete copies of each report, schedule, registration statement, proxy statement, Certification (as defined below) and other statements, reports, schedules, forms and other documents, including all exhibits, amendments and supplements thereto required to be filed by Corautus with the SEC since February 4, 2003 (the “Corautus SEC Documents”). Except as set forth on Section 3.4(a) of the Corautus Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by Corautus or its officers with the SEC since February 4, 2003 have been so filed on a timely basis. None of Corautus’s Subsidiaries is required to file any documents with the SEC. Corautus has resolved with the staff of the SEC any comments it may have received since February 4, 2003 and prior to the date of this Agreement in comment letters to Corautus from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the Corautus SEC Documents. All Corautus SEC Documents (w) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), the rules and regulations of the SEC thereunder applicable to such Corautus SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Corautus SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Corautus is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Corautus SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements.

(c) Corautus maintains a system of internal controls and procedures over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to ensure (i) that Corautus and each of its Subsidiaries maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Corautus and each of its Subsidiaries and (iv) regarding prevention of timely detection of the unauthorized acquisition, use or disposition of Corautus’s and each of its Subsidiaries’ assets that could have a material effect on Corautus’s consolidated financial statements. Except as disclosed in Corautus’s SEC Documents, neither Corautus nor any of its Subsidiaries has identified any material weaknesses or significant deficiencies in the design or operation of Corautus’s and each of its Subsidiaries internal controls and procedures over financial reporting. There are no internal investigations and, to Corautus’s Knowledge, there are no SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened in each case regarding any accounting practices of Corautus or any of its Subsidiaries, any malfeasance by any director or executive officer of Corautus or any of its Subsidiaries or any other actions of Corautus or any of its Subsidiaries or their respective Representatives relating to any possible violation of any Legal Requirement. Section 3.4(c) of the Corautus Disclosure Schedule sets forth in reasonable detail all internal investigations conducted by Corautus and all SEC inquiries or investigations or other governmental inquiries or investigations conducted or threatened in each case regarding any accounting practices of Corautus or any of its Subsidiaries, any malfeasance by any director or executive officer of Corautus or any of its Subsidiaries or any other actions of Corautus or any of its Subsidiaries or their respective Representatives relating to any possible violation of any Legal Requirement. Corautus has made available to VIA copies of all SEC comment letters addressed to Corautus since February 4, 2003.

(d) Except as set forth on Section 3.4(d) of the Corautus Disclosure Schedule, (i) to the Knowledge of Corautus, Corautus is in compliance with the applicable listing and other rules and regulations of the NASDAQ Capital Market, and (ii) Corautus has not received any notice from the NASDAQ Capital Market asserting any non-compliance with such rules and regulations.

(e) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Corautus SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of Corautus and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Corautus and its consolidated Subsidiaries for the periods covered thereby.

(f) To the Knowledge of Corautus, Corautus’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Corautus and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Section 3.4(f) of the Corautus Disclosure Schedule contains an accurate and complete description of all non-audit services performed by Corautus’s auditors for Corautus and its Subsidiaries since July 30, 2002 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(g) Each of Corautus and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Corautus maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(h) Except as set forth in Section 3.4(h) of the Corautus Disclosure Schedule Corautus has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Corautus.

(i) Section 3.4(i) of the Corautus Disclosure Schedule lists, and Corautus has delivered to VIA accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Corautus since February 4, 2003.

(j) From January 1, 2006 through the date hereof, Corautus has not received any comment letter from the SEC or the staff thereof relating to the delisting or maintenance of listing of the Corautus Common Stock on the NASDAQ Capital Market. The SEC has informed Corautus that it has no further comments with regard to the unresolved comments noted in the Corautus SEC Documents.

(k) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Corautus,

Corautus’s Board of Director or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(l) The information to be supplied by or on behalf of Corautus for inclusion in the Proxy Statement, which shall expressly exclude any and all information supplied by or on behalf of VIA, shall not, on the date the Proxy Statement is first mailed to stockholders of Corautus or at the time of the Corautus Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Corautus Stockholder Meeting which has become false or misleading.

(m) In connection with each private placement of Corautus equity securities since February 4, 2003 (each, a “Private Placement”) (i) Corautus has filed all registration statements required to be filed with the SEC by Corautus pursuant to the agreement between Corautus and the investors in such Private Placement (each a “Private Placement Agreement”) within the time period required by such Private Placement Agreement and each such registration statement was declared effective by the SEC within the time period required by the Private Placement Agreement and (ii) Corautus has caused each such registration statement to remain effective for the time period required by the Private Placement Agreement. Corautus has not incurred any penalty for failure to comply with any requirement under any Private Placement Agreement.

3.5 Absence of Changes. Except as set forth on Section 3.5 of the Corautus Disclosure Schedule, since the date of the Corautus Unaudited Balance Sheet, neither Corautus nor any Corautus Subsidiary has:

(a) suffered any Corautus Material Adverse Effect;

(b) suffered any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Corautus or any Corautus Subsidiary (whether or not covered by insurance);

(c) (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) sold, issued, granted, or authorized the issuance of: (i) any capital stock or other security (except for Corautus Common Stock issued upon the valid exercise of outstanding Corautus Options and Corautus Warrants); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Corautus Options and Corautus Warrants); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Corautus Stock Plan; (ii) any

Corautus Option or Corautus Warrant; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) amended the certificate of incorporation, bylaws or other charter or organizational documents of Corautus or any Corautus Subsidiary, and neither Corautus nor any Corautus Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment, individually or in the aggregate, in excess of $50,000;

(i) other than in the Ordinary Course of Business: (i) adopted, established or entered into any Corautus Employee Plan; (ii) caused or permitted any Corautus Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) changed any of its methods of accounting or accounting practices;

(k) made any Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, entered into any or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) commenced, threatened or settled any Legal Proceeding;

(m) entered into any new line of business;

(n) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(o) acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business;

(p) entered into, amended or terminated any Corautus Material Contract;

(q) effected or entered into any (i) material change in pricing or royalties or other payments set or charged by Corautus or any Corautus Subsidiary to its customers or licensees, (ii) agreement by Corautus or any Corautus Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Corautus or any Corautus Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Corautus or any Corautus Subsidiary;

(r) licensed, sold, transferred, pledged, encumbered modified, disclosed, abandoned, failed to maintain or otherwise disposed of any Intellectual Property, except in the Ordinary Course of Business;

(s) pledged any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(t) entered into any transaction or taken any other action outside of the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions; and

(u) has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(t)” above (other than negotiations between the Parties to enter into this Agreement).

3.6 Title to Assets. Except as set forth on Section 3.6 of the Corautus Disclosure Schedule, each of Corautus and the Corautus Subsidiaries owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Corautus Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Corautus Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of Corautus or any Corautus Subsidiary as being owned by Corautus or such Corautus Subsidiary. All of said assets are owned by Corautus or a Corautus Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Corautus; and (iii) liens described in Section 3.6 of the Corautus Disclosure Schedule.

3.7 Real Property; Leasehold. Neither Corautus nor any Corautus Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Section 3.7 of the Corautus Disclosure Schedule. All premises leased or subleased by Corautus or a Corautus Subsidiary are supplied with utilities and other services necessary for the operation of its businesses.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Corautus Disclosure Schedule sets forth all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefore, in each case that are owned by Corautus, including for each item listed in (i) through (iii) above, as applicable, the owner, the jurisdiction, the serial/application number, the patent/registration number, the filing date, and the issuance/registration date, and for each item listed in (iv), the registrant, the registrar and the expiration date. With respect to each item of Intellectual Property required to be listed on Section 3.8(a) of the Corautus Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Corautus, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item.

(b) To the Knowledge of Corautus, except as set forth on Section 3.8(b) of the Corautus Disclosure Schedule, Corautus has not infringed, misappropriated, diluted, or otherwise violated any Intellectual Property rights of third parties, and Corautus has not received any written charge, complaint, claim, demand or notice during the past two (2) years (or earlier, if presently not resolved), alleging any such infringement, misappropriation, dilution, or other violation.

(c) Set forth on Section 3.8(c) of the Corautus Disclosure Schedule are all items of Intellectual Property of any third party that Corautus uses pursuant to license, sublicense, agreement or permission. Corautus has delivered or otherwise made available to VIA correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date)(other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally). With respect to each item of Intellectual Property required to be identified on Section 3.8(c) of the Corautus Disclosure Schedule, the consequence of any breach or default of such license, sublicense, agreement or permission based upon an event that has occurred is limited to termination of such license, sublicense, agreement, or permission and liabilities that are taken into account in the calculation of the Closing Net Cash Amount.

(d) Except as may be set forth in the Contracts listed on Sections 3.8(c) or 3.8(e) of the Corautus Disclosure Schedule: (i) Corautus is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim, and (ii) Corautus has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

3.9 Agreements, Contracts and Commitments. Section 3.9 of the Corautus Disclosure Schedule identifies, as of the date of this Agreement:

(a) each Corautus Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each Corautus Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Corautus or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Corautus’s or Corautus’s Subsidiaries’ ability to terminate employees at will;

(c) each Corautus Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Corautus Contract relating to any agreement of indemnification or guaranty other than indemnification agreements between Corautus and any of its respective officers or directors;

(e) each Corautus Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Corautus or its Subsidiaries (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) to engage in any line of business or compete with any Person;

(f) each Corautus Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement, individually or in the aggregate, in excess of $25,000 and not cancelable without penalty;

(g) each Corautus Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Corautus Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, individually or in the aggregate, in excess of $25,000 or creating any Encumbrances with respect to any assets of Corautus or any Corautus Subsidiary (or, following the Merger, the Surviving Corporation or any of its Subsidiaries) or any loans or debt obligations with officers or directors of Corautus;

(i) each Corautus Contract relating to (i) any distribution, license or supply agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Corautus or any Corautus Subsidiary; (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Corautus or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Corautus or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Corautus or such Corautus Subsidiary; or (iv) any agreement, contract or commitment to license any third party to manufacture or produce any product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j) each Corautus Contract relating to development, ownership, licensing or use of any Intellectual Property, (other than “off-the-shelf” software agreements commercially available on reasonable terms to the public generally);

(k) each Corautus Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Corautus or any Corautus Subsidiary in connection with the Contemplated Transactions; or

(l) any other agreement, contract or commitment (i) which involves payment or receipt by Corautus or its Subsidiaries under any such agreement, contract or commitment of $50,000 or more, individually or in the aggregate, or obligations after the date of this Agreement in excess of $50,000, individually or in the aggregate, or (ii) that is material to the business or operations of Corautus and its Subsidiaries, taken as a whole.

Corautus has delivered or otherwise made available to VIA accurate and complete copies of all material written Corautus Contracts, including all amendments thereto. There are no Corautus Contracts that are not in written form. Except as set forth on Section 3.9 of the Corautus Disclosure Schedule, neither Corautus nor any of its Subsidiaries has, nor to Corautus’s Knowledge, as of the date of this Agreement has any other party to a Corautus Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Corautus or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, a “Corautus Material Contract”) in such manner as would permit any other party to cancel or terminate any such Corautus Material Contract, or would permit any other party to seek damages or other remedies, and which would reasonably be expected to have a Corautus Material Adverse Effect. As to Corautus and its Subsidiaries, as of the date of this Agreement, except as set forth on Section 3.9 of the Corautus Disclosure Schedule, each Corautus Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Corautus, any Corautus Subsidiary, the Surviving Corporation, any Surviving Corporation Subsidiary to any Person under any Corautus Contract or give any Person the right to terminate or alter the provisions of any Corautus Contract. Except as set forth on Section 3.9 of the Corautus Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Corautus Material Contract to renegotiate, any amount paid or payable to Corautus under any Corautus Material Contract or any other material term or provision of any Corautus Material Contract. Section 3.9 of the Corautus Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Corautus that if entered into by Corautus or any Corautus Subsidiary would be a Corautus Material Contract.

3.10 Liabilities.

(a) As of the date hereof, neither Corautus nor any of its Subsidiaries has any Liability, individually or in the aggregate, except for: (i) Liabilities identified as such on the Corautus Unaudited Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Corautus or its Subsidiaries since the date of the Corautus Unaudited Balance Sheet in the Ordinary Course of Business; (iii) Liabilities for performance of obligations of Corautus or any Corautus Subsidiary under Corautus Contracts and (iii) Liabilities described in Section 3.10 of the Corautus Disclosure Schedule.

(b) Section 3.10 of the Corautus Disclosure Schedule sets forth a complete and correct detail of all ongoing obligations of Corautus under (i) confidentiality agreements that include “non-solicitation” or “no-shop” provisions, and (ii) material transfer agreements, in each case to which Corautus or any of its Subsidiaries is a party.

3.11 Compliance; Permits; Restrictions.

(a) Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, Corautus and each Corautus Subsidiary are, and have been, in compliance in all material respects with all applicable Legal Requirements and has not received any written notice of violation or alleged violation of any applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Corautus, threatened against Corautus or any Corautus Subsidiary, nor has any Governmental Body or authority indicated to Corautus an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Corautus or any Corautus Subsidiary which has had or would reasonably be expected to have a Corautus Material Adverse Effect.

(b) Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule: (i) Corautus and the Corautus Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of Corautus (collectively, the “Corautus Permits”). Section 3.11(b) of the Corautus Disclosure Schedule identifies each Corautus Permit, each of which is in full force and effect. Each of Corautus and each Corautus Subsidiary is in compliance with the terms of the Corautus Permits. Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule: (i) no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Corautus, threatened, which seeks to revoke, limit, suspend, or materially modify any Corautus Permit; and (ii) the rights and benefits of each Corautus Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Corautus and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, there are no proceedings pending or threatened with respect to an alleged violation by Corautus or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act, the Public Health Service Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

(d) Except for such Governmental Authorizations listed in Section 3.11(d) of the Corautus Disclosure Schedule, Corautus and its Subsidiaries holds (or at the relevant time, held) all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its existing products (the “Corautus Products”) (the “Corautus Regulatory Permits”) and, except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, no such Corautus Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Except as set forth on Section 3.11(d) of the Corautus Disclosure Schedule, Corautus and each of its Subsidiaries has complied in all material respects with the Corautus Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Corautus Regulatory Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Corautus Regulatory Permit. Except for the information and files identified in Section 3.11(d) of the Corautus Disclosure Schedule, Corautus has made available to VIA all information in its possession or control relating to the Corautus Products and the development, clinical testing, manufacturing, importation and exportation of the Corautus Products, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Corautus or any Corautus Subsidiary or in which Corautus or any Corautus Subsidiary or its current products or product candidates, including the Corautus Products, have participated (the “Corautus Studies”) were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except for such notices listed in Section 3.11(e) of the Corautus Disclosure Schedule, neither Corautus nor any Corautus Subsidiary has received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, Corautus or its Subsidiaries or in which its current products or product candidates, including the Corautus Products, have participated. Except for such material obligations listed in Section 3.11(e) of the Corautus Disclosure Schedule, Corautus and its Subsidiaries have fulfilled and performed all of their material obligations with respect to the Corautus Studies, and no event has occurred which causes, or after notice or lapse of time would reasonably be expected to cause, a Corautus Material Adverse Effect.

3.12 Tax Matters.

(a) Corautus and each Corautus Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Corautus nor any Corautus Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Corautus or any Corautus Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) All Taxes due and owing by Corautus and each Corautus Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Corautus and each Corautus Subsidiary (A) did not, as of the date of the Corautus Unaudited Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Corautus Unaudited Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Corautus in filing its Tax Returns. Since the date of the Corautus Unaudited Balance Sheet, neither Corautus nor any Corautus Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Corautus and each Corautus Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Corautus or any Corautus Subsidiary.

(e) Neither Corautus nor any Corautus Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Corautus or any Corautus Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of Corautus to act on behalf of Corautus) with respect to any Taxes of Corautus or any Corautus Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to Corautus or any Corautus Subsidiary with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to Corautus or any Corautus Subsidiary. Corautus has delivered or otherwise made available to VIA complete and accurate copies of all Tax Returns of Corautus and each Corautus Subsidiary (and predecessors of each) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Corautus and each Corautus Subsidiary since December 31, 2001. Neither Corautus nor any Corautus Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

(f) Corautus (and each Corautus Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Corautus or any Corautus Subsidiary; (ii) has not agreed, nor is Corautus or any Corautus Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is Corautus or any Corautus Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; and (v) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(g) Corautus has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Corautus nor any Corautus Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

(i) Neither Corautus nor any Corautus Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Corautus) for federal, state, local or foreign Tax purposes. Neither Corautus nor any Corautus Subsidiary have any Liability for the Taxes of any Person (other than Corautus and any Corautus Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) Neither Corautus nor any Corautus Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Corautus nor any Corautus Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (iv) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l) Neither Corautus nor any Corautus Subsidiary has participated in or entered into (i) any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or (ii) any confidential corporate tax shelter within the meaning of Code Section 6111(d) and Treasury Regulation Section 301.6111-2, as in effect prior to the American Job Creation Act of 2004.

(m) Neither Corautus nor any Corautus Subsidiary has taken any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Labor Matters; Benefit Plans.

(a) Neither Corautus nor any Corautus Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Corautus, seeking to represent any employees of Corautus or any Corautus Subsidiary.

(b) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Corautus or any Corautus Subsidiary or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(c) Neither Corautus nor any Corautus Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Corautus, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Corautus employee, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.

(d) Section 3.13(d) of the Corautus Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation and fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Corautus or any Corautus Subsidiary or which is maintained by, administered or contributed to by, or required to be contributed to by Corautus or any Corautus Subsidiary, or under which Corautus or any Corautus Subsidiary has incurred or may incur any liability (each, an “Corautus Employee Plan”). Section 3.13(d) of the Corautus Disclosure Schedule sets forth all amounts owed to any employee or consultant of Corautus or any Corautus Subsidiary, under any severance arrangement with Corautus or any Corautus Subsidiary, as a result of the consummation of the Merger or the Contemplated Transactions.

(e) With respect to each Corautus Employee Plan, Corautus has made available to VIA a true and complete copy of, to the extent applicable, (i) such Corautus Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the

Internal Revenue Service, (iii) each currently effective trust agreement related to such Corautus Employee Plan, (iv) the most recent summary plan description for each Corautus Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Corautus, and (v) the most recent Internal Revenue Service determination or opinion letter.

(f) To the Knowledge of Corautus, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Corautus Employee Plan or the exempt status of any related trust.

(g) Each Corautus Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(h) Neither Corautus nor any Corautus Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Corautus nor any Corautus Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Corautus Employee Plan subject to ERISA and neither Corautus nor any Corautus Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(i) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Corautus or any Corautus Subsidiary, all contributions required to be made under the terms of each Corautus Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

(j) Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Corautus or any Corautus Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Corautus Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of Corautus threatened against Corautus, any Corautus Subsidiary or any Corautus Employee Plan, and neither Corautus nor any Corautus Subsidiary has received any notice of, an audit or investigation of any Corautus Employee Plan by the Internal Revenue Service or Department of Labor.

(k) No Corautus Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Corautus nor any Corautus Subsidiary has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Corautus Employee Plan is a Multiemployer Plan, and neither Corautus nor any Corautus Subsidiary has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Corautus Employee Plan is a Multiple Employer Plan.

(l) Neither Corautus nor any Corautus Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

3.14 Environmental Matters. Corautus and each Corautus Subsidiary is in compliance in all material respects with all applicable Environmental Legal Requirements, which compliance includes the possession by Corautus and each and each Corautus Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Legal Requirements and compliance with the terms and conditions thereof. Neither Corautus nor any Corautus Subsidiary has received, since Corautus’s formation, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Corautus or any Corautus Subsidiary is not in compliance with any Environmental Legal Requirement, and, to the Knowledge of Corautus, there are no circumstances that may prevent or interfere with Corautus’s compliance with any Environmental Legal Requirement in the future. To the Knowledge of Corautus: (i) no current or prior owner of any property leased or controlled by Corautus has received, since Corautus’s formation, any written notice or other communication relating to property owned or leased at any time by Corautus or any Corautus Subsidiary, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or VIA is not in compliance with or violated any Environmental Legal Requirement relating to such property and (ii) it has no material liability under any Environmental Legal Requirement.

3.15 Insurance.

(a) Section 3.15(a) of the Corautus Disclosure Schedule sets forth a list of all current insurance policies and coverages maintained by Corautus and each Corautus Subsidiary, including names of carriers, types and amounts of coverage and premiums therefor. Corautus has heretofore made available to VIA copies of all insurance policies listed on Section 3.15(a) of the Corautus Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable in respect thereof have been paid, and all such policies provide insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of Corautus and each Corautus Subsidiary. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Corautus or any Corautus Subsidiary. Since February 4, 2003, Corautus has maintained, with no lapses, insurance coverage in the amounts and against the risks required to comply with the applicable Legal Requirements and/or any contractual or other obligations and customary for a business similar to the business of Corautus.

(b) Section 3.15(b)(i) of the Corautus Disclosure Schedule sets forth a list of all pending claims with respect to each such policy. Except as set forth on Section 3.15(b)(ii) of the Corautus Disclosure Schedule, neither Corautus nor any Corautus Subsidiary has received any notice or other communication from an insurance carrier in which such insurance carrier (i) reserved any rights to deny or limit coverage, (ii) suggested the existence of any basis to deny or limit coverage, or (iii) reflected an intent to explore the existence of any basis to deny or limit coverage.

(c) There is no pending workers’ compensation or other claim under or based upon any insurance policy of Corautus or any Corautus Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Corautus and each Corautus Subsidiary is accurate and complete. Corautus and each Corautus Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Corautus or any Corautus Subsidiary.

3.16 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.16 of the Corautus Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of Corautus no Person has threatened to commence any Legal Proceeding: (i) that involves Corautus or any of its Subsidiaries, or any of the material assets owned or used by Corautus or its Subsidiaries; or (ii) that would reasonably be expected to result in a VIA Material Adverse Effect. To the Knowledge of Corautus, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 3.16 of the Corautus Disclosure Schedule, Corautus has provided VIA or its counsel all pleadings and material written correspondence related to such Legal Proceeding. Subject to applicable deductibles and retentions (each of which is identified in Section 3.15(a) of the Corautus Disclosure Schedule), Corautus has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Corautus or any Corautus Subsidiary, or any of the assets owned or used by Corautus or any Corautus Subsidiary, is subject. To the Knowledge of Corautus, no officer or other Key Employee of Corautus or any Corautus Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Corautus or any Corautus Subsidiary or to any material assets owned or used by Corautus or any Corautus Subsidiary.

3.17 Authority; Binding Nature of Agreement. Corautus and each Corautus Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Corautus Stockholder Vote and the adoption of this Agreement by Corautus in its capacity as the sole stockholder of Merger Sub, to consummate the Contemplated Transactions. Each of the Boards of Directors of Corautus and Merger Sub (at meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) in the case of Merger Sub, recommended the adoption of this Agreement by its sole stockholder, and (d) in the case of Corautus, recommended that Corautus’s stockholders approve the issuance of Corautus Common Stock in the Merger, the Change of Control, the Corautus Charter Amendment, and the Corautus Name Change Amendment pursuant to proposals to be submitted for consideration by Corautus’s stockholders at the Corautus Stockholder Meeting.

This Agreement has been duly executed and delivered by Corautus and Merger Sub, and assuming the due authorization, execution and delivery by VIA constitutes the legal, valid and binding obligation of Corautus or Merger Sub (as applicable), enforceable against each of Corautus and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Corautus Stockholder Voting Agreements, the Board of Directors of Corautus approved the Corautus Stockholder Voting Agreements and the transactions contemplated thereby.

3.18 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Corautus and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Corautus Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Corautus Stockholder Voting Agreements or any of the other Contemplated Transactions.

3.19 Votes Required. The affirmative vote of: (i) the holders of a majority of the Corautus Common Stock and Corautus Preferred Stock present in person or represented by proxy and entitled to vote at the Corautus Stockholder Meeting is the only vote of the holders of any class or series of Corautus’s capital stock necessary to approve the issuance of Corautus Common Stock in the Merger and the Change of Control; (ii) the holders of a majority in voting power of the Corautus Common Stock and Corautus Preferred Stock, outstanding on the record date for the Corautus Stockholder Meeting and voting together as a single class, is the only vote of the holders of any class or series of Corautus’s Capital Stock necessary to approve the Corautus Name Change Amendment; and (iii) the holders of (A) a majority in voting power of the Corautus Common Stock, outstanding on the record date for the Corautus Stockholder Meeting and voting as a single class, and (B) the holders of a majority in voting power of the Corautus Common Stock and Corautus Preferred Stock, outstanding on the record date for the Corautus Stockholder Meeting and voting together as a single class, are the only votes of the holders of any class or series of Corautus’s Capital Stock necessary to adopt the Corautus Charter Amendment (collectively, the “Required Corautus Stockholder Vote”).

3.20 Non-Contravention; Consents. Subject to compliance with the HSR Act, obtaining the Required Corautus Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, and except as set forth on Section 3.20 of the Corautus Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by Corautus or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Corautus and its Subsidiaries, including Merger Sub, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Corautus or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Corautus or its Subsidiaries, or any of the assets owned or used by Corautus or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Corautus or its Subsidiaries or that otherwise relates to the business of Corautus or its Subsidiaries or to any of the assets owned or used by Corautus or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Corautus Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Corautus Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Corautus Contract; (iii) accelerate the maturity or performance of any Corautus Contract; or (iv) cancel, terminate or modify any term of any Corautus Contract; except, in the case of any Corautus Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Corautus Contracts, any breach, default, penalty or modification that would not result in a Corautus Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Corautus or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Corautus); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Corautus or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Section 3.20 of the Corautus Disclosure Schedule under any Corautus Contract, (ii) the approval of the Merger, the issuance of Corautus Common Stock in the Merger, the Change of Control and the Corautus Charter Amendment, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act, and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Corautus nor any of its Subsidiaries was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.21 Bank Accounts. Section 3.21 of the Corautus Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Corautus or any Corautus Subsidiary at any bank or other financial institution, including the name of the bank or institution, the account number, the balance as of close of business on the most recent Business Day immediately prior to the Execution Date, and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.22 Certain Payments. Neither Corautus, nor any Corautus Subsidiary, nor to Corautus’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Corautus, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Corautus;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.

3.23 Financial Advisor.

(a) Except for as set forth on Section 3.23(a) of the Corautus Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Corautus or any of its Subsidiaries.

(b) The financial advisor of Corautus, Morgan Keegan & Company, Inc., has delivered to the Board of Directors of Corautus an opinion dated the date of this Agreement to the effect that, as of such date, the terms of the Merger and this Agreement are fair to the holders of Corautus Common Stock from a financial point of view.

3.24 Valid Issuance. The Corautus Common Stock to be issued pursuant to the Merger, will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.25 Investment Company. Corautus is not an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty (20) days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to, or received from, its stockholders and, with respect to Corautus, any self-regulatory organization (including The NASDAQ Capital Market);

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Corautus Material Contract or VIA Material Contract, as applicable, or sent to a Party by any party to any Corautus Material Contract or VIA Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Corautus Material Contract or VIA Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party, and, with regard to any Legal Proceeding set forth on Section 3.16 of the Corautus Disclosure Schedule or Section 2.16 of the VIA Disclosure Schedule, Corautus or VIA, as applicable, shall provide the other Party and its counsel in advance filings to be made by or on behalf of Corautus or VIA, as applicable, with regard to such Legal Proceeding and the other Party the opportunity to comment on such filings and shall provide the other Party all information and correspondence with any broker or insurer in connection with any insurance policy or policies applicable to such Legal Proceeding; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege.

4.2 Operation of Corautus’s Business.

(a) Except as set forth on Section 4.2 of the Corautus Disclosure Schedule, during the Pre-Closing Period: (i) each of Corautus and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) each of Corautus and its Subsidiaries shall preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current employees, officers and consultants and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Corautus and its Subsidiaries; and (iii) Corautus shall promptly notify VIA of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Corautus or its Subsidiaries that is commenced, or, to the Knowledge of Corautus, threatened against, Corautus or its Subsidiaries.

(b) Except as set forth in Section 4.2 of the Corautus Disclosure Schedule, and subject to any Legal Requirement applicable to Corautus or any of its Subsidiaries or as specifically required by, or as a direct result of actions required by, this Agreement, during the Pre-Closing Period, neither Corautus nor any of its Subsidiaries shall, without the prior written consent of VIA, which consent shall not be unreasonably withheld, take any action set forth in Section 3.5(c)-(u).

4.3 Operation of VIA’s Business.

(a) Except as set forth on Section 4.3 of the VIA Disclosure Schedule, during the Pre-Closing Period: (i) each of VIA and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable

Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (ii) each of VIA and its Subsidiaries shall preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with VIA or its Subsidiaries; and (iii) VIA shall promptly notify Corautus of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting VIA or any of its Subsidiaries that is commenced, or, to the Knowledge of VIA, threatened against, VIA or any of its Subsidiaries.

(b) Except as set forth in Section 4.3 of the VIA Disclosure Schedule or as specifically required by, or as a direct result of actions required by, this Agreement, and subject to any Legal Requirement applicable to VIA or any of its Subsidiaries, during the Pre-Closing Period, neither VIA nor any of its Subsidiaries shall, without the prior written consent of Corautus, which consent shall not be unreasonably withheld, take any action set forth in Section 2.5(c)-(u).

4.4 Disclosure Schedule Updates. During the Pre-Closing Period, VIA on the one hand, and Corautus on the other, shall promptly notify the other Party in writing, by delivery of an updated VIA Disclosure Schedule or Corautus Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, VIA on the one hand, and Corautus on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer, employee or consultant of such Party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of VIA, or Section 8.1 or 8.2 in the case of Corautus.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) knowingly solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or, with respect to Corautus, effect any Change in the Corautus Board Recommendation; or

(v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing;

provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required Corautus Stockholder Vote or the Required VIA Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which such Party’s Board of Directors determines in good faith, after consultation with a nationally-recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have failed to comply with this Section 4.5; (B) the Board of Directors of such Party concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of Corautus under the DGCL; (C) at least three (3) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a failure to comply with this Section 4.5 by such

Party, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section 4.5 by such Party for purposes of this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Required Corautus Stockholder Vote, Corautus receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section 4.5 and which the Board of Directors of Corautus determines in good faith (after consultation with its outside counsel and Morgan Keegan & Company, Inc. or a regionally-recognized financial advisor) constitutes a Superior Proposal, and each of Corautus, its Subsidiaries and their respective Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of Corautus may on five (5) Business Days’ prior written notice (a “Notice of Superior Proposal”) to VIA (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Corautus must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii) or (a)(iv) if (i) the Board of Directors of Corautus shall have first determined in good faith, after consultation with outside counsel, that failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) Corautus shall have notified VIA of such determination and offered to discuss in good faith with VIA (and, if VIA accepts, thereafter negotiated in good faith), for a period of no less than five (5) Business Days, any adjustments in the terms and conditions of this Agreement proposed by VIA, and the Board of Directors of Corautus (after consultation with its outside counsel and Morgan Keegan & Company, Inc. or a regionally-recognized independent financial advisor) shall have resolved, after taking into account the results of such discussions and proposals by VIA, if any, that the Acquisition Proposal remains a Superior Proposal.

(c) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto and related agreements, draft agreements and modifications thereof.

(d) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly. Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party or destroy all confidential information heretofore furnished to such Person by or on behalf of such Party.

(e) Nothing contained in this Section 4.5 or in Section 5.3 shall prohibit Corautus from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Corautus’s stockholders if, in the good faith judgment of the Board of Directors of Corautus, after consultation with outside counsel, failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in the Corautus Board Recommendation under Section 5.3 unless the Board of Directors of Corautus expressly, and without qualification, concurrently with such disclosure reaffirms the Corautus Board Recommendation.

Section 5. ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Corautus, in cooperation with VIA, shall prepare and file the Proxy Statement with the SEC. The Proxy Statement shall, among other things, include the Corautus Board Recommendation and (i) solicit the approval of and include the recommendation of the Board of Directors of Corautus to Corautus’s stockholders that they vote in favor of the issuance of Corautus Common Stock pursuant to the Merger and the Change of Control, (iii) solicit the approval of and include the recommendation of the Board of Directors of Corautus to Corautus’s stockholders that they vote in favor of the Corautus Charter Amendment; and (iv) solicit the approval of and include the recommendation of the Board of Directors of Corautus to Corautus’s stockholders that they vote in favor of the Corautus Name Change Amendment. VIA shall promptly furnish to Corautus all information concerning VIA and its Subsidiaries and shall use its commercially reasonable efforts to cause all information with respect to its stockholders that is required to be disclosed in the Proxy Statement.

(b) Corautus shall cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff as promptly as possible and shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after it is filed with the SEC. Corautus shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Corautus’s stockholders as promptly as practicable after it is cleared by the SEC. Corautus shall notify VIA promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply VIA with copies of all correspondence between Corautus or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. VIA and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and the related proxy materials, any proposed amendment or supplement to the Proxy Statement and any response to any comments from the SEC or other correspondence prior to its filing with the SEC or dissemination to Corautus’s stockholders. Corautus shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, VIA or Corautus, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Corautus, such amendment or supplement as promptly as possible. Without limiting the foregoing, each of the parties shall promptly provide the other party with corrections to any information provided by it for use in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and Corautus shall take all reasonable steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to Corautus’s stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the parties.

(c) Prior to the Effective Time, Corautus shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Corautus Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of VIA Capital Stock has an address of record; provided, however, that Corautus shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 VIA Stockholder Approval.

(a) VIA shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of VIA Common Stock and VIA Preferred Stock to vote on the approval of the Merger, adoption of this Agreement, and related matters (the “VIA Stockholders Meeting”). The VIA Stockholders Meeting shall be held as promptly as practicable after the Execution Date. VIA shall ensure that all proxies solicited in connection with the VIA Stockholders Meeting are solicited in compliance with all applicable Legal Requirements. Alternatively, the parties agree that the holders of VIA Capital Stock may take all action required under this Agreement by action by written consent as permitted by Section 228 of the DGCL in lieu of an actual meeting of the holders of VIA Capital Stock.

(b) VIA agrees that, subject to Sections 4.5: (i) the Board of Directors of VIA shall recommend that the holders of VIA Common Stock and VIA Preferred Stock vote to approve the Merger and adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of VIA that the stockholders of VIA vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “VIA Board Recommendation”); and (ii) the VIA Board Recommendation shall not be withdrawn or modified in a manner adverse to Corautus, and no resolution by the board of directors of VIA or any committee thereof to withdraw or modify the VIA Board Recommendation in a manner adverse to Corautus shall be adopted or proposed.

5.3 Corautus Stockholder Meeting; Change in the Corautus Board Recommendation; Adoption of Agreement by Corautus as Sole Stockholder of Merger Sub.

(a) Corautus shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Corautus Common Stock and, as applicable, Corautus Preferred Stock, to vote on the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control, the Corautus Charter Amendment and the Corautus Name Change Amendment (such meeting, the “Corautus Stockholders Meeting”). Corautus shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the Corautus Stockholders Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Corautus agrees that, subject to Sections 4.5 and 5.3(c): (i) the Board of Directors of Corautus shall recommend that the holders of Corautus Common Stock and, as applicable, Corautus Preferred Stock, vote to (A) approve the issuance of Corautus Common Stock pursuant to the Merger and the Change of Control, (B) adopt the Corautus Charter Amendment, and (C) adopt the Corautus Name Change Amendment, and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Corautus recommends that the stockholders of Corautus vote to (A) approve the issuance of Corautus Common Stock pursuant to the Merger and the Change of Control, (B) adopt the Corautus Charter Amendment, and (C) adopt the Corautus Name Change Amendment (such recommendation being referred to herein as the “Corautus Board Recommendation”); and (iii) the Board of Directors of Corautus shall not make or effect any Change in the Corautus Board Recommendation.

(c) Subject to Section 4.5, Corautus shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Corautus Board Recommendation and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Corautus required by the rules of NASDAQ or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, except as required by NASDAQ requirements or Legal Requirements, Corautus may not adjourn or postpone the Corautus Stockholder Meeting without the written consent of VIA (not to be unreasonably withheld); provided, however, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Required Corautus Stockholder Vote at the Corautus Stockholder Meeting, Corautus will not adjourn or postpone Corautus Stockholder Meeting unless Corautus is advised in writing by outside counsel that failure to do so would result in a breach of NASDAQ requirements or Legal Requirements. If, on the date of Corautus Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section 5.3, Corautus has not received proxies representing a sufficient number of shares of Corautus Common Stock to approve the matters subject to the Corautus Board Recommendation, Corautus shall, if requested by VIA, adjourn the Corautus Stockholder Meeting until such date or dates as Corautus determines in good faith (subject to VIA’s prior approval not to be unreasonably withheld, delayed or conditioned) the Required Corautus Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to Corautus stockholder approval.

(d) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required Corautus Stockholder Vote, the Board of Directors of Corautus may effect a Change in the Corautus Board Recommendation in accordance with the provisions of Section 4.5(b) and provided that VIA must receive not less than three (3) Business Days prior written notice from Corautus confirming that Corautus’s Board of Directors has determined to make a Change in the Corautus Board Recommendation. For purposes of this Agreement, “Change in the Corautus Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Corautus Board Recommendation in any manner that would reasonably be expected to prevent, delay or materially impair the consummation of the Merger or any of the other Contemplated Transactions, or failure of Corautus to include the Corautus Board Recommendation in the Proxy Statement; (ii) action or statement by Corautus, any of its Subsidiaries or any of their respective Representatives in connection with the Corautus Stockholder Meeting contrary to the Corautus Board Recommendation; (iii) Corautus’s Board of Directors taking of a neutral position (or making no recommendation) with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than Corautus, VIA and their respective Representatives after a reasonable amount of time has elapsed for Corautus’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than Corautus, VIA and their respective Representatives); (iv) failure of Corautus’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by VIA) is commenced, recommend that the Corautus stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for Corautus’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Corautus Board Recommendation in connection with a disclosure pursuant to Section 4.5(e) or otherwise within two Business Days of a request by VIA to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e) Corautus’s obligation to call, give notice of and hold the Corautus Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Corautus Board Recommendation.

(f) Corautus, as sole stockholder of Merger Sub, shall adopt this Agreement as soon as practicable following the Execution Date by action by written consent, as permitted by Section 228 of the DGCL in lieu of an actual meeting of the stockholders of Merger Sub.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. VIA and Corautus shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 VIA Options; Corautus Options and Warrants.

(a) At the Effective Time, each VIA Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Corautus Common Stock, and Corautus shall assume each such VIA Option in accordance with the terms (as in effect as of the date of this Agreement) of the VIA Stock Plan and the terms of the stock option agreement by which such VIA Option is evidenced. All rights with respect to VIA Common Stock under VIA Options assumed by Corautus shall thereupon be converted into rights with respect to Corautus Common Stock. Accordingly, from and after the Effective Time: (i) each VIA Option assumed by Corautus may be exercised solely for shares of Corautus Common Stock; (ii) the number of shares of Corautus Common Stock subject to each VIA Option assumed by Corautus shall be determined by multiplying (A) the number of shares of VIA Common Stock that were subject to such VIA Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Corautus Common Stock; (iii) the per share exercise price for the Corautus Common Stock issuable upon exercise of each VIA Option assumed by Corautus shall be determined by dividing (A) the per share exercise price of VIA Common Stock subject to such VIA Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any VIA Option assumed by Corautus shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such VIA Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a VIA Option, such VIA Option assumed by Corautus in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Corautus Common Stock subsequent to the Effective Time; and (B) Corautus’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of VIA’s Board of Directors or any committee thereof with respect to each VIA Option assumed by Corautus. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each VIA Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Corautus Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a VIA Option shall not constitute a “modification” of such VIA Option for purposes of Section 409A or Section 424 of the Code.

(b) The vesting of all Corautus Options and Corautus Warrants held by the Board of Directors and officers of Corautus as of the date hereof shall be accelerated so that such Corautus Options and Corautus Warrants are fully vested and exercisable from and after the Effective Time.

(c) No later than five (5) Business Days after the Effective Time Corautus shall file a registration statement on Form S-8 under the Securities Act covering the shares of Corautus Common Stock issuable pursuant to VIA Stock Plan and the VIA Options under Section 5.5(a) of this Agreement.

5.6 Employee Benefits. Corautus and VIA shall cause Corautus to comply with terms of any employment, severance, retention, change of control, or similar agreement set forth on Section 5.6 of the Corautus Disclosure Schedule, as of the date of this Agreement, subject to the provisions of such agreements. Nothing set forth herein shall be construed to create a right in any employee to employment with Corautus or any other Subsidiary of Corautus. No provision of this Agreement shall create any third party beneficiary rights in any employee, former employee, or consultant (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Corautus or any current or future Corautus Subsidiary (including VIA), and no provision of this Section 5.6 shall create any third party beneficiary rights. Except for the adjustment of VIA Options under Section 5.5(a), nothing contained herein shall be treated as an amendment or other modification of any Corautus Employee Plan or VIA Employee Plan or shall limit the right of Corautus to amend, terminate or otherwise modify any Corautus Employee Plan or VIA Employee Plan following the Effective Time.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Corautus and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Corautus or VIA (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Corautus or VIA, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Corautus and the Surviving Corporation, jointly and severally, upon receipt by Corautus or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Corautus and the Surviving Corporation shall contain, and Corautus shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Corautus and VIA than are presently set forth in the certificate of incorporation and bylaws of Corautus and VIA, as applicable, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Corautus or VIA.

(c) After the Effective Time, Corautus, at its election, may purchase “tail” coverage for up to six (6) years from the Closing, relating to the current directors’ and officers’ liability insurance policies maintained by VIA (provided that Corautus may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the Closing; provided, however, that in no event shall Corautus be required to expend pursuant to this Section 5.7(c) more than an amount equal to 150% of current annual premiums paid by VIA for such insurance.

(d) Prior to the Effective Time, Corautus, at its election, may purchase “tail” coverage for up to six (6) years from the Closing, relating to the current directors’ and officers’ liability insurance policies maintained by Corautus (provided that Corautus may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the Closing; provided, however, that in no event shall Corautus be required to expend pursuant to this Section 5.7(d) more than an amount equal to 150% of current annual premiums paid by Corautus for such insurance.

(e) Corautus shall maintain directors’ and officers’ liability insurance policies, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Corautus, and shall use its commercially reasonable efforts to cause to be covered under such policies those directors and officers (or former officers) covered under Corautus’ directors’ and officers’ liability insurance policies as of the Execution Date, in each case to the extent reasonably practicable and for no material incremental cost premium.

(f) Corautus shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(g) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Corautus and VIA by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h) In the event Corautus or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Corautus or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

(i) Corautus shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements.

(a) Subject to Sections 4.5, 5.3(c) and 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of VIA and Corautus may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by VIA or Corautus in compliance with this Section 5.9.

5.10 Listing. Corautus shall use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market, to obtain approval of the listing of the combined company on the NASDAQ Capital Market and to cause the shares of Corautus Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market at or prior to the Effective Time. VIA shall use its commercially reasonable efforts cooperate with, and provide support to, Corautus to maintain its existing listing on NASDAQ and obtain approval of the listing of the combined company on the NASDAQ Capital Market. VIA shall prepare, subject to Corautus’s prior review and approval (not to be unreasonably withheld, delayed or conditioned), an application for initial listing of Corautus following the Effective Time of the Merger on the NASDAQ Capital Market, and VIA and Corautus shall cooperate as to the timing of the filing of such application.

5.11 Directors; Officers.

(a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, Corautus shall take all action necessary (i) to cause the number of members of the Board of Directors of Corautus to be fixed at a number to be determined by VIA, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of all directors of Corautus other than a single director (as shall be designated by Corautus in writing as soon as practicable following the Execution Date, and who shall be reasonably acceptable to VIA and shall be “independent” as defined or construed in accordance with the Exchange Rules (as defined below)), and (iii) cause each of the individuals identified by VIA to Corautus in writing to be appointed as a director of Corautus, effective at the Effective Time.

(b) Upon and after the Effective Time, and subject to the provisions of the DGCL, the Board of Directors of Corautus shall consist of such number of directors as shall be determined pursuant to Section 5.11(a) and in accordance with the requirements of (i) this Section 5.11 and (ii) the rules and regulations of the SEC, as amended, and any more stringent requirements of NASDAQ Capital Market or the New York Stock Exchange from time to time relating to companies’ boards of directors to the extent not inconsistent therewith (collectively, the “Exchange Rules”). A majority of the directors, or such greater number as required by the Exchange Rules, shall be “independent” as defined or construed in accordance with the Exchange Rules. Corautus and the VIA agree to take all actions necessary and appropriate to cause the Board of Directors of Corautus to be composed as set forth in Section 5.11(a) immediately upon and after the Effective Time until their successors have been duly appointed. If, prior to the Effective Time, Corautus and the VIA conclude, after reasonable inquiry, that the majority of the proposed directors are not “independent” as defined or construed in accordance with the Exchange Rules, then the Board of Directors of Corautus shall be expanded to consist of such number of directors as shall be required for the Board of Directors of Corautus to meet the independence requirements set forth in the Exchange Rules and the rules and regulations of the

SEC directors immediately upon and after the Effective Time, subject to approval of Corautus’s Board of Directors (which approval shall not be unreasonably withheld or delayed).

(c) Upon and after the Effective Time, the Board of Directors of Corautus shall have the following three (3) committees, and such other committees as may be required by the Exchange Rules, established and maintained pursuant to and in accordance with the requirements of this Section 5.11 and the Exchange Rules: (1) Nominating and Governance Committee; (2) Audit Committee; and (3) Compensation Committee. Each such committee shall be comprised of three (3) directors, or such lesser number determined by the Board of Directors of Corautus after the Effective Time subject to the requirements of the Exchange Rules, all of whom shall be “independent” as defined or construed in accordance with the Exchange Rules. The composition of the Audit Committee shall comply with all other requirements of the Exchange Rules. The Board of Directors of the Corautus in effect after the Effective Time shall appoint the initial members of each committee.

(d) Corautus’s current Chief Financial Officer, Jack W. Callicutt, shall be retained by Corautus following the Effective Time until such time as his employment agreement is terminated by Corautus or, if earlier, his death, disability or resignation.

5.12 Tax Matters.

(a) Corautus, Merger Sub and VIA shall use their respective commercially reasonable efforts to cause the Merger to qualify, and shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Corautus, Merger Sub and VIA shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Corautus to obtain the opinion of McKenna Long & Aldridge LLP, in form and substance reasonably acceptable to VIA, dated as of the Closing (the “McKenna Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal U.S. income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, VIA, Corautus (and Merger Sub) shall, as of the Effective Time, execute and deliver to McKenna Long & Aldridge LLP tax representation letters, dated and executed as of the dates of such opinion, in form and substance satisfactory to counsel to VIA and McKenna Long & Aldridge LLP (the “Tax Representation Letters”). In rendering such opinion, McKenna Long & Aldridge LLP shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in the Tax Representation Letters.

5.13 Lock-up Agreements. The Parties shall use their commercially reasonable efforts to cause each of the stockholders listed on Schedule 5.13 to enter into a Lock-up Agreement in the form attached hereto as Exhibit E (the “Lock-up Agreement”), pursuant to which such parties shall agree not to sell, assign or otherwise transfer the shares of Corautus Common Stock they receive pursuant to the terms of this Agreement or hold at the Effective Time from the Closing Date until two hundred seventy (270) days after the Closing Date; provided, however, the restrictions on the sale, assignment or transfer of such shares of Corautus Common Stock shall not apply to the cashless exercise of VIA Options or Corautus Options.

5.14 Corautus Name Change Amendment. Subject to Section 5.3(c), Corautus agrees to recommend to its stockholders that the Certificate of Incorporation of Corautus be amended, with effect immediately following the Effective Time of the Merger, to change the corporate name of Corautus to “VIA Pharmaceuticals, Inc.” (the “Corautus Name Change Amendment”).

5.15 Corautus Preferred Stock Conversion. Corautus shall use its commercially reasonable efforts to cause all issued and outstanding shares of Corautus Preferred Stock to be converted into Corautus Common Stock at or prior to the Effective Time; provided however, in the exercise of such efforts Corautus shall not be required to convert the Series C Preferred Stock into shares of Corautus Common Stock exceeding the number set forth in Section 1.7(a)(v)(ii) and provided further in connection with any conversion of Corautus Preferred Stock Corautus shall be entitled grant registration rights as to the Corautus Common Stock to be issued in such conversion or include such Corautus Common Stock in any registration statement filed in connection with the Merger.

5.16 VIA’s Auditors. VIA will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Corautus to comply with Legal Requirements, and (ii) the review of VIA’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.17 Corautus’s Auditors. Corautus will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Corautus to comply with Legal Requirements, and (ii) the review by VIA and its Representatives of Corautus’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.18 Legends. Corautus shall be entitled to place appropriate legends on the certificates evidencing any shares of Corautus Common Stock to be received in the Merger by equityholders of VIA who may be considered “affiliates” of Corautus for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Corautus Common Stock.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Stockholder Approval. This Agreement and the Merger shall have been duly adopted by the Required VIA Stockholder Vote, and the issuance of the Corautus Common Stock in the Merger, the Change of Control, the Corautus Charter Amendment, and the Corautus Name Change Amendment shall have been duly approved or adopted, as the case may be, by the Required Corautus Stockholder Vote.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable antitrust requirements reasonably determined to apply prior to the Closing to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Corautus, Merger Sub and VIA and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that VIA, on the one hand, nor Corautus on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

6.4 Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.5 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Corautus, Merger Sub or VIA any damages or other relief that may be material to Corautus, Merger Sub or VIA; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Corautus; (d) that could materially and adversely affect the right or ability of Corautus or VIA to own the assets or operate the business of Corautus or VIA; or (e) seeking to compel VIA, Corautus or any Subsidiary of Corautus to dispose of or hold separate any material assets as a result of or following the Merger or any of the Contemplated Transactions.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CORAUTUS AND MERGER SUB

The obligations of Corautus and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Corautus, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of VIA contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a VIA Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “VIA Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the VIA Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that VIA is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by VIA in all material respects.

7.3 No VIA Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any VIA Material Adverse Effect.

7.4 Consents. All of the Consents set forth on Schedule 7.4 shall have been obtained and shall be in full force and effect.

7.5 Agreements and Other Documents. Corautus shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate of VIA executed on its behalf by the Chief Executive Officer and Chief Financial Officer of VIA confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of VIA in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of VIA authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by VIA hereunder;

(c) Lock-up Agreements from the individuals and entities listed in Section 5.13;

(d) Corautus shall have received a written opinion from McKenna Long & Aldrige LLP, counsel to Corautus, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if McKenna Long & Aldridge LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if another counsel reasonably acceptable to VIA (which may include VIA’s counsel) renders such opinion to Corautus (it being agreed that Corautus and VIA shall each provide reasonable cooperation, including making reasonable and customary representations, to the counsel rendering such tax opinion to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion); and

(e) Corautus shall have received from VIA a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Corautus along with written authorization for Corautus to deliver such notice form to the Internal Revenue Service on behalf of VIA upon the closing of the Merger.

7.6 Audited Financial Statements. Corautus shall have received VIA’s audited financial statements from inception to December 31, 2006, and such financial statements shall not contain any material adverse differences from the Financial Statements.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF VIA

The obligations of VIA to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by VIA, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Corautus and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Corautus Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Corautus Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Corautus Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Corautus or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 No Corautus Material Adverse Effect. From the Execution Date through the Effective Time, there shall not have occurred any Corautus Material Adverse Effect.

8.4 Consents. All the Consents set forth on Schedule 8.4 shall have been obtained and shall be in full force and effect.

8.5 Documents. VIA shall have received the following documents:

(a) a certificate of Corautus executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Corautus confirming that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of each of Corautus and Merger Sub in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of Corautus and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Corautus and Merger Sub hereunder;

(c) Lock-up Agreements from the individuals and entities listed in Section 5.13;

(d) VIA shall have received a written opinion from Latham & Watkins LLP, counsel to VIA, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Latham & Watkins LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if another counsel reasonably acceptable to Corautus (which may include Corautus’s counsel) renders such opinion to VIA (it being agreed that Corautus and VIA shall each provide reasonable cooperation, including making reasonable and customary representations, to the counsel rendering such tax opinion to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion); and

(e) written resignations in forms satisfactory to VIA, dated as of the Closing Date and effective as of the Closing, executed by the directors of Corautus who are not to continue as directors of the Surviving Corporation pursuant to Section 5.11 hereof.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Corautus shall have failed to provide, with respect to any Corautus SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Corautus Net Cash. Corautus shall have Net Cash at Closing, determined in accordance with Section 1.7, of at least $11,000,000.

8.8 Board of Directors. Corautus shall have caused the Board of Directors of Corautus to be constituted as set forth in Section 5.11 of this Agreement.

8.9 Officers. Each of the individuals on Section 5.11 of the Corautus Disclosure Schedule shall have been appointed officers of Corautus as of the Effective Time.

8.10 Certificate of Amendment. The Corautus Charter Amendment shall have become effective under the DGCL.

8.11 Fairness Opinion. Corautus shall have received an opinion from Morgan Keegan & Company, Inc., dated the Execution Date to the effect that, as of such date, the Merger is fair to the stockholders of Corautus from a financial point of view.

8.12 Audited Financial Statements. VIA shall have received Corautus’s audited financial statements for the year ended December 31, 2006, and such financial statements shall not contain any material adverse differences from those previously provided to VIA.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after receipt of the Required VIA Stockholder Vote or Required Corautus Stockholder Vote, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Corautus and VIA;

(b) by either Corautus or VIA if the Merger shall not have been consummated by September 30, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either Corautus or VIA if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d) by either Corautus or VIA if (i) the Corautus Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Corautus’s stockholders shall have taken a final vote on the issuance of shares of Corautus Common Stock pursuant to the Merger, the Change of Control, the Corautus Charter Amendment and the Corautus Name Change Amendment, and (ii) any of the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control, the Corautus Charter Amendment and the Corautus Name Change Amendment shall not have been approved or adopted at the Corautus Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Corautus Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Corautus where the failure to obtain the Required Corautus Stockholder Vote shall have been caused by the action or failure to act of Corautus and such action or failure to act constitutes a breach by Corautus of this Agreement;

(e) by VIA (at any time prior to the receipt of the Required Corautus Stockholder Vote) if a Corautus Triggering Event shall have occurred;

(f) by Corautus (at any time prior to the receipt of the Required Corautus Stockholder Vote) if a VIA Triggering Event shall have occurred;

(g) by VIA, upon a material breach of any representation, warranty, covenant or agreement on the part of Corautus or Merger Sub set forth in this Agreement, or if any representation or warranty of Corautus or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Corautus’s or Merger Sub’s representations and warranties or breach by Corautus or Merger Sub is curable by Corautus or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from VIA to Corautus or Merger Sub of such breach or inaccuracy; and (iii) Corautus or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Corautus or Merger Sub is cured prior to such termination becoming effective);

(h) by Corautus, upon a material breach of any representation, warranty, covenant or agreement on the part of VIA set forth in this Agreement, or if any representation or warranty of VIA shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in VIA’s representations and warranties or breach by VIA is curable by VIA then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Corautus to VIA of such breach or inaccuracy; and (iii) VIA ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by VIA is cured prior to such termination becoming effective); or

(i) by VIA if, at any time during the Pre-Closing Period, Corautus does not have Net Cash of at least $11,000,000.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) Corautus shall pay VIA a nonrefundable, fee in the amount of $425,000 (the “Corautus Termination Fee”), plus an amount equal to VIA’s reasonable documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of VIA hereunder and actions taken in furtherance of the consummation of the transactions contemplated by this Agreement, not to exceed $425,000 in the aggregate (the “VIA Expenses”), in the event that this Agreement is terminated:

(i) by Corautus or VIA pursuant to Section 9.1(b) or Section 9.1(d), or by VIA by pursuant to Section 9.1(g), and (A) at any time before the Corautus Stockholder Meeting or, if applicable, the date of termination of this Agreement, an Acquisition Proposal with respect to Corautus shall have been publicly announced, disclosed or otherwise communicated to Corautus’s Board of Directors or stockholders, and (B) within 12 months after the date of termination of this Agreement, Corautus enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction (in each case, which Acquisition Proposal need not be or result from the same Acquisition Proposal described in clause (A)) (an “Alternative Transaction”); or

(ii) by VIA pursuant to Section 9.1(e).

Any Corautus Termination Fee and VIA Expenses due (1) under Section 9.3(b)(i) shall be paid to VIA by wire transfer of same-day funds no later than the date on which the Alternative Transaction is consummated or, if earlier, the date a definitive agreement is executed by Corautus with respect to such Alternative Transaction, or (2) under Section 9.3(b)(ii), within two Business Days of termination.

(c) VIA shall pay Corautus a nonrefundable, fee in the amount of $425,000 (the “VIA Termination Fee”), plus an amount equal to Corautus’ reasonable documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of Corautus hereunder and actions taken in furtherance of the consummation of the transactions contemplated by this Agreement, not to exceed $425,000 in the aggregate (the “Corautus Expenses”), in the event that this Agreement is terminated by Corautus pursuant to Section 9.1(f). Any VIA Termination Fee and Corautus Expenses due under this Section 9.3(c) shall be paid to Corautus by wire transfer of same-day funds within five Business Days of termination.

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or 9.3(c), as applicable then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of VIA, Merger Sub and Corautus contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of VIA and Corautus at any time (whether before or after the receipt of the Required VIA Stockholder Vote or Required Corautus Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of VIA and Corautus.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

10.6 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Corautus or Merger Sub:

Corautus Genetics Inc.

70 Mansell Court, Suite 100

Roswell, Georgia 30076

Telephone: (404) 526-6210

Fax: (404) 601-0200

Attention: Jack Callicutt

with a copy sent concurrently to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

Attention: Robert E. Tritt

if to VIA:

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, California 94111

Telephone: (415) 283-2200

Fax: (415) 248-6640

Attention: James G. Stewart

with a copy sent concurrently to:

Latham & Watkins LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Fax: (312) 993-9767

Attention: Michael A. Pucker

10.10 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, in the event that this Agreement is terminated by VIA pursuant to Section 9.1(e) or by Corautus pursuant to Section 9.1(f) above, VIA’s or Corautus’s sole and exclusive remedy hereunder shall be that provided in Section 9.3(b)(ii) and Section 9.3(c), respectively.

10.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CORAUTUS GENETICS INC.

By:	/s/ Richard E Otto

Name:	Richard E Otto

Title:	President and Chief Executive Officer

RESURGENS MERGER CORP.

By:	/s/ Richard E Otto

Name:	Richard E Otto

Title:	President and Chief Executive Officer

VIA PHARMACEUTICALS, INC.

By:	/s/ Lawrence K. Cohen

Name:	Lawrence K. Cohen

Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accountant Resolved Corautus Aggregate Share Number Determination Date” shall have the meaning set forth in Section 1.7(d)(v).

“Accountant Resolved Net Cash Determination Date” shall have the meaning set forth in Section 1.7(c)(v).

“Accounting Firm” shall have the meaning set forth in Section 1.7(c)(v).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by VIA, on the one hand or Corautus, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal from such Party; provided, “Acquisition Inquiry” shall not include (i) correspondence and communications by Corautus to holders of Corautus Preferred Stock related to the conversion into Corautus Common Stock, and (ii) correspondence and communications by a Party in connection with and furthering the PIPE Financing.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by VIA, on the one hand or Corautus, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided, “Acquisition Proposal” shall not include (i) correspondence and communications by Corautus to holders of Corautus Preferred Stock related to the conversion into Corautus Common Stock, and (ii) correspondence and communications by a Party in connection with and furthering the PIPE Financing.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or

(ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party;

provided, however, none of the following shall constitute an “Acquisition Transaction”: (x) the conversion of Corautus Preferred Stock into Corautus Common Stock; (y) the PIPE Financing transaction; and (z) asset dispositions necessary to effect the termination of Corautus’s clinical operations, including, termination of license agreements and reversion to the licensors of Intellectual Property licensed by Corautus.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business” shall mean the business and operations of VIA.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CASN Dispute Notice” shall have the meaning set forth in Section 1.8(d)(ii).

“Certifications” shall have the meaning set forth in Section 3.4(b).

“Change in the Corautus Board Recommendation” shall have the meaning set forth in Section 5.3(d).

“Change of Control” shall mean a change in control of Corautus for purposes of NASD Rule 4350(i)(B).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Net Cash Amount” shall have the meaning set forth in Section 1.7(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement, dated October 30, 2006, between VIA and Corautus.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement (including, without limitation, the VIA Stockholder Voting Agreement, the Corautus Stockholder Voting Agreement, and the Lock-up Agreements).

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding,

arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Corautus” shall have the meaning set forth in the Preamble.

“Corautus Aggregate Share Number” shall have the meaning set forth in Section 1.7(b).

“Corautus Aggregate Share Number Schedule” shall have the meaning set forth in Section 1.7(d)(i).

“Corautus Board Recommendation” shall have the meaning set forth in Section 5.3(b).

“Corautus Charter Amendment” shall have the meaning set forth in Section 1.5(a).

“Corautus Common Stock” shall have the meaning set forth in Section 3.3(a).

“Corautus Contract” shall mean any Contract: (a) to which Corautus or any Corautus Subsidiary is a party; (b) by which Corautus or any Corautus Intellectual Property rights or any other asset of Corautus or any Corautus Subsidiary is or may become bound or under which Corautus has, or may become subject to, any obligation; or (c) under which Corautus or any Corautus Subsidiary has or may acquire any right or interest.

“Corautus Disclosure Schedule” shall have the meaning set forth in the first paragraph of Section 3.

“Corautus Employee Plan” shall have the meaning set forth in Section 3.13(d).

“Corautus Material Contract” shall have the meaning set forth in Section 3.9.

“Corautus Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Corautus and its Subsidiaries (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) factors generally affecting the industry or markets, in which Corautus operates; (e) changes in law, rules or regulations applicable to Corautus or its Subsidiaries; (f) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (g) the PIPE Financing, (h) the conversion of the Corautus Preferred Stock, (i) the Reverse Stock Split, (j) any loss of Corautus’s NASDAQ Capital Market listing, (k) Corautus terminating any Corautus Contracts, paying termination costs and severance payments, or disposes of its assets, all as set forth in the Corautus Disclosure Schedules, or (l) any change in the stock price or trading volume of Corautus Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Corautus Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (a)-(l) of this definition).

“Corautus Name Change Amendment” shall have the meaning set forth in Section 5.14.

“Corautus Options” shall mean options or other rights to purchase or acquire shares of Corautus Common Stock issued by Corautus, other than those rights to purchase otherwise included in another defined term (e.g., Corautus Warrants).

“Corautus Permits” shall have the meaning set forth in Section 3.11(b).

“Corautus Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Corautus Products” shall have the meaning set forth in Section 3.11(d).

“Corautus Regulatory Permits” shall have the meaning set forth in Section 3.11(d).

“Corautus Review Period” shall have the meaning set forth in Section 1.7(e)(ii).

“Corautus SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Corautus Stock Plan” shall have the meaning set forth in Section 3.3(b).

“Corautus Stockholder Meeting” shall have the meaning set forth in Section 5.3(a).

“Corautus Stockholders’ Voting Agreements” shall have the meaning set forth in the Recitals.

“Corautus Studies” shall have the meaning set forth in Section 3.11(e).

“Corautus Termination Fee” shall have the meaning set forth in Section 9.3(b).

“Corautus Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Corautus Board Recommendation; (ii) Corautus shall have failed to hold the Corautus Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Corautus determines, in good faith, that the Required Corautus Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Corautus determines, in good faith, that the Required Corautus Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3(c)), (iii) Corautus shall have delivered a Notice of Superior Proposal under Section 4.5(b); or (iv) Corautus or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect.

“Corautus Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of Corautus and its consolidated subsidiaries as of December 31, 2006.

“Corautus Warrants” shall have the meaning set forth in Section 3.3(b).

“Costs” shall have the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Dissenting Shares” shall have the meaning set forth in Section 1.10(a).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Dispute Corautus Aggregate Share Number Determination Date” shall have the meaning set forth in Section 1.7(d)(iv).

“Dispute Net Cash Determination Date” shall have the meaning set forth in Section 1.7(c)(iv).

“Dispute Notice” shall have the meaning set forth in Section 1.7(c)(ii).

“Drug Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, encumbrance, infringement, or interference, (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Legal Requirement” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.9(a).

“Exchange Fund” shall have the meaning set forth in Section 1.9(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.7(a).

“FDA” shall have the meaning set forth in Section 2.11(c).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“First Anticipated Closing Date” shall have the meaning set forth in Section 1.7(c)(i).

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Grant Date” shall have the meaning set forth in Section 3.3(c).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Legal Requirement, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (iii) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (iv) source code and object code versions of computer software (including data and related documentation) and website content, and (v) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the VIA or Corautus any executive officer (including any former employees retained pursuant to a consulting agreement as of the date of this Agreement) or employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact. Any Person that is an Entity shall have Knowledge if any executive officer (including any former employees retained pursuant to a consulting agreement as of the date of this Agreement) has Knowledge of such fact or other matter.

“Lapse Date” shall have the meaning set forth in Section 1.7(c)(ii).

“Liability” shall have the meaning set forth in Section 2.10.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, ordinance, code, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lock-up Agreement” shall have the meaning set forth in Section 5.13.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“NASDAQ” shall mean the electronic inter-dealer quotation system owned and operated by NASDAQ, Inc., a subsidiary of the National Association of Securities Dealers, Inc.

“Net Cash” shall have the meaning set forth in Section 1.7(b).

“Net Cash Adjustment Factor” shall have the meaning set forth in Section 1.7(b).

“Net Cash Estimation” shall have the meaning set forth in Section 1.7(c)(i).

“Net Cash Schedule” shall have the meaning set forth in Section 1.7(c)(i).

“Non-Dispute Corautus Aggregate Share Number Determination Date” shall have the meaning set forth in Section 1.7(d)(iii).

“Non-Dispute Net Cash Determination Date” shall have the meaning set forth in Section 1.7(c)(iii).

“Notice of Superior Proposal” shall have the meaning set forth in Section 4.5(b).

“Ordinary Course of Business” shall mean, in the case of each of VIA and Corautus, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Party” or “Parties” shall mean VIA, Merger Sub and Corautus.

“Person” shall mean any individual, Entity or Governmental Body.

“PIPE Financing” shall mean a private placement of shares of Corautus Common Stock or other securities to one or more qualified institutional buyers or accredited investors pursuant to any agreement entered into concurrently with or following the consummation of the Merger.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Preliminary Corautus Aggregate Share Number” shall have the meaning set forth in Section 1.7(d)(i).

“Private Placement” shall have the meaning set forth in Section 3.4(m).

“Private Placement Agreement” shall have the meaning set forth in Section 3.4(m).

“Proxy Statement” shall mean the Proxy Statement to be filed with the SEC by Corautus in connection with the Merger, as said statement may be amended, and mailed to the Corautus stockholders in connection with the Corautus Stockholder Meeting.

“Recapitalization Agreement” shall mean that certain Recapitalization Agreement by and between Corautus and Boston Scientific Corporation, dated as of June 30, 2006, as amended on October 31, 2006.

“Representatives” shall have the meaning set forth in Section 4.5(a).

“Required Corautus Stockholder Vote” shall have the meaning set forth in Section 3.19.

“Required VIA Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Reverse Stock Split” shall have the meaning set forth in Section 1.5(a)(i).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1.7(b)(iii) Amount” shall mean 50% of the amount equal to (i) $250,000, minus (ii) any expenses actually paid by Corautus in respect of that certain threatened claim previously disclosed to VIA prior to the Effective Time, provided that the Section 1.7(b)(iii) Amount shall not exceed $120,000. If such threatened claim is fully and finally resolved and all expenses have been paid in connection therewith prior to the Effective Time, the Section 1.7(b)(iii) Amount shall be zero.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series C Preferred Stock” shall mean the Series C preferred stock, par value $0.001 per share, of Corautus.

“Series C Preferred Stock Conversion Share Number” shall have the meaning set forth in Section 1.7(b)(v).

“Series D Preferred Stock” shall mean the Series D preferred stock, par value $0.001 per share, of Corautus.

“Series E Preferred Stock” shall mean the Series E preferred stock, par value $0.001 per share, of Corautus.

“Subsequent Anticipated Closing Date” shall have the meaning set forth in Section 1.7(c)(vi).

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction with a Party, as a result of which either (A) the Party’s stockholders prior to such transaction do not own in the aggregate at least 15% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate VIA entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 85% or more of the Party’s capital stock, or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 85% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a failure to comply with or breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Board of Directors of Corautus or VIA, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant (taking into account all financial, regulatory, legal and other aspects thereof) following consultation with its outside legal counsel and Morgan Keegan & Company, Inc. or a regionally-recognized financial advisor: (x) is more favorable, from a financial point of view, to Corautus’s stockholders or VIA’s stockholders, as applicable, than the terms of the Merger (taking into account any offer by the other Party to amend the terms of this Agreement,); and (y) is reasonably capable of being consummated on the terms proposed and on a timely basis (taking into account all financial, regulatory, legal and other aspects thereof); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not firmly committed and reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including without limitation, income, profits, franchise, capital, alternative or add on minimum, withholding, unemployment insurance, social security, occupational, production, severance, environmental, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, payroll employment, disability, worker’s compensation, unclaimed property, escheat, stamp and recording taxes, whether disputed or not, and shall include any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement, or as a transferee or successor, by contract or otherwise).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

“VIA” shall have the meaning set forth in the Preamble.

“VIA Aggregate Share Number” shall have the meaning set forth in Section 1.7(b).

“VIA Capital Stock” shall mean the VIA Common Stock and the VIA Preferred Stock.

“VIA Common Stock” shall have the meaning set forth in Section 2.3(a).

“VIA Contract” shall mean any Contract: (a) to which VIA or any VIA Subsidiary is a Party; (b) by which VIA or any VIA Subsidiary or any VIA Intellectual Property rights or any other asset of VIA or any VIA Subsidiary is or may become bound or under which VIA or any VIA Subsidiary has, or may become subject to, any obligation; or (c) under which VIA or VIA Subsidiary has or may acquire any right or interest.

“VIA Disclosure Schedule” shall have the meaning set forth in the first paragraph of Section 2.

“VIA Employee Plan” shall have the meaning set forth in Section 2.13(d).

“VIA Financial Statements” shall have the meaning set forth in Section 2.4(a).

“VIA Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of VIA and its Subsidiaries, taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) factors generally affecting the industry or markets, in which VIA operates; (e) changes in law, rules or regulations applicable to VIA or its Subsidiaries; or (f) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP.

“VIA Material Contract” shall have the meaning set forth in Section 2.9.

“VIA Options” shall mean options to purchase shares of VIA Common Stock issued by VIA.

“VIA Permits” shall have the meaning set forth in Section 2.11(b).

“VIA Preferred Stock” shall have the meaning set forth in Section 2.3(a).

“VIA Products” shall have the meaning set forth in Section 2.11(d).

“VIA Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“VIA Restricted Stock” shall have the meaning set forth in Section 1.6(e).

“Via Review Period” shall have the meaning set forth in Section 1.7(d)(ii).

“VIA Stock Certificate” shall have the meaning set forth in Section 1.8(b).

“VIA Stock Plan” shall have the meaning set forth in Section 1.6(d).

“VIA Stockholder Approval” shall have the meaning set forth in Section 2.19.

“VIA Stockholder Voting Agreements” shall have the meaning set forth in the Recitals.

“VIA Studies” shall have the meaning set forth in Section 2.11(e).

“VIA Termination Fee” shall have the meaning set forth in Section 9.3(a)(ii).

“VIA Triggering Event” shall be deemed to have occurred if (i) VIA or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, or (ii) VIA or any of its Representatives shall change the VIA Board Recommendation or not convene the VIA Stockholders Meeting (or obtain the VIA Stockholder Approval by written consent).

“VIA Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4(a).

Schedule 1.7(b)(iv)

Net Cash Adjustment Factor

A	B	C
Closing Net Cash Amount*	Corautus Pre-Merger Stockholder Ownership Percentage Post-Merger*	Net Cash Adjustment Factor*
$15,000,000	27.80%	2.597122
$14,750,000	27.46%	2.641661
$14,500,000	27.12%	2.687316
$14,250,000	26.78%	2.734130
$14,000,000	26.43%	2.783579
$13,750,000	26.09%	2.832886
$13,500,000	25.73%	2.886514
$13,250,000	25.38%	2.940110
$13,000,000	25.00%	3.000000
$12,750,000	24.66%	3.055150
$12,500,000	24.29%	3.116921
$12,250,000	23.92%	3.180602
$12,000,000	23.55%	3.246285
$11,750,000	23.17%	3.315926
$11,500,000	22.79%	3.387889
$11,250,000	22.41%	3.462294
$11,249,999	22.02%	3.541326

* NOTE:	To the extent that Closing Net Cash Amount (as determined pursuant to Section 1.7(c)) is an amount between the amounts shown in the above table, the final Corautus Pre-Merger Stockholder Ownership Percentage Post-Merger and Net Cash Adjustment Factor, shall be determined by taking the same ratio of percentages shown in the table as the ratio of Closing Net Cash Amount to amounts shown in the table. For example, Closing Net Cash Amount of $13,125,000 results in Pre-Merger Stockholder Ownership Percentage Post-Merger of 25.19% and Net Cash Adjustment Factor of 2.970055%.

EXHIBIT B

VIA PHARMACEUTICALS, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of February             , 2007, by and among Corautus Genetics, Inc., a Delaware corporation (“Corautus”); Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”); Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), and those stockholders of Via whose signatures appear on the signature pages to this Agreement (each, a “Stockholder”) (Corautus, Merger Sub, Via and each Stockholder are individually referred to herein as a “Party” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of preferred and/or common stock of Via as set forth under such Stockholder’s name on such Stockholder’s signature page hereto.

B. Corautus, Merger Sub and Via have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Via, with Via being the surviving corporation and continuing as a wholly-owned subsidiary of Corautus (the “Merger”).

C. In order to induce Corautus to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

1.2 “Subject Securities” shall mean: (i) all shares of Via Common Stock and Via Preferred Stock Owned by any Stockholder as of the date of this Agreement; and (ii) all additional shares of Via Common Stock, Via Preferred Stock or any other voting securities of Via of which any Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.3 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, grants an option with respect to, transfers or otherwise disposes (including by gift) of such security or any interest in such security to any Person other than Corautus; (ii) enters into an agreement, commitment or understanding contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Corautus; or (iii) reduces such Person’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.5 “Via Common Stock” shall mean the common stock, par value $0.001 per share, of Via.

1.6 “Via Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of Via.

1.7 “Voting Covenant Expiration Date” shall mean the date of the termination of this Agreement in accordance with Section 7.3 hereof.

2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Securities Owned by such Stockholder. During the term of this Agreement, each Stockholder agrees to notify, as promptly as is reasonably practicable, Corautus of the number of Subject Securities acquired by such Stockholder, if any, after the date hereof; provided, however that no notice shall be required in connection with the conversion of Via Preferred Stock into Via Common Stock.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities Owned by such Stockholders is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by such Stockholders, other than as contemplated hereby.

2.3 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Section 2.1 shall not prohibit a Transfer of Subject Securities by any Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of such Stockholder or any member of his or her immediate family, (ii) upon the death of such Stockholder, or (iii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Corautus, to be bound by the terms of this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stockholder hereby agrees that between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Via, including the Via Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Via is sought, unless otherwise directed in writing by Corautus, each Stockholder shall appear at such meeting or otherwise cause all Subject Securities Owned by such Stockholder that are entitled to vote on such matter to be counted as present thereat for the purpose of establishing quorum and shall vote (or cause to be voted) the Subject Securities Owned by such Stockholder that are entitled to vote on such matter, as applicable:

(a) in favor of (i) the Merger and (ii) adoption of the Merger;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Via under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Via or any subsidiary of Via; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Via or any subsidiary of Via; (iii) any reorganization, recapitalization, dissolution or liquidation of Via or any subsidiary of Via; (iv) any change in a majority of the board of directors of Via; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Via, Via’s corporate structure and the voting rights of any class of Via Common Stock or Via Preferred Stock (other than the conversion of the Via Preferred Stock into Via Common Stock); and (vii) any other action (including amendment to Via’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control.)

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.

Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Corautus a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Corautus an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Via Common Stock or Via Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Stockholder.

Section 4. NO SOLICITATION

Each Stockholder hereby acknowledges and confirms that such Stockholder is aware of the covenants of Via contained in Section 4.5 of the Merger Agreement and hereby agrees that such Stockholder shall, and shall cause such Stockholder’s Representatives to, immediately cease any discussions or negotiations with any parties (other than Corautus) that may be ongoing with respect to any Acquisition Inquiry, Acquisition Proposal or Acquisition Transaction and request the prompt return or destruction of all confidential information previously furnished to such parties or their Representatives. Each Stockholder hereby agrees that it will not, and agrees to use its reasonable best efforts to cause each of its Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal, or take any action that could reasonably be expected to lead to an Acquisition Inquiry or Acquisition Proposal; (b) furnish any information regarding Via or any Via subsidiary to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction or enter into any agreement in principle causing or encouraging Via to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, on such Stockholder’s own behalf, hereby severally, and not jointly, represents and warrants to Corautus as follows:

5.1 Authorization, Etc. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly and validly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Such Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not: (i) breach, conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities Owned by such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Title to Securities. As of the date of this Agreement and subject to the potential conversion of Via Preferred Stock into Via Common Stock: (a) such Stockholder owns (free and clear of any claims, liens, encumbrances and security interests whatsoever) the number of outstanding shares of Via Common Stock and/or Via Preferred Stock set forth opposite such Stockholder’s name on its signature page hereto and has sole voting power with respect to all such shares of Via Common Stock and/or Via Preferred Stock that have the power to vote and the sole power of disposition with respect to all of such shares, with no restrictions, subject to applicable federal securities laws on his rights of disposition pertaining thereto and (b) such Stockholder does not directly or indirectly Own any shares of Via Common Stock and Via Preferred Stock other than the shares and other rights set forth opposite such Stockholder’s name on its signature page hereto.

5.4 No Finders Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.5 Reliance By Corautus. The Stockholder understands and acknowledges that Corautus is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

5.6 Receipt of Merger Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF VIA, CORAUTUS AND MERGER SUB

Each of Via, Corautus and Merger Sub hereby represents and warrants, severally for Via, and jointly and severally for Corautus and Merger Sub, to each Stockholder that it has all necessary power and authority to execute and deliver this Agreement and it has duly authorized, executed and delivered this Agreement and that this Agreement is legal, valid and binding, and enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by each of Via, Corautus and Merger Sub does not, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, its certificate of incorporation or by-laws, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or law applicable to it or to its property or assets.

Section 7. MISCELLANEOUS

7.1 Lack of Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall terminate upon the termination of this Agreement and shall not survive.

7.2 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Corautus may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3 Termination. This Agreement (and the irrevocable proxies granted hereunder) and all rights and obligations of the Parties under this Agreement (and the irrevocable proxies granted hereunder) shall terminate (in each case, without any further action on the part of any Party hereto) upon the first to occur of (a) the Effective Time, (b) written notice of termination of this Agreement by Corautus to the Stockholders, (c) the termination of the Merger Agreement in accordance with the terms thereof, (d) an amendment of the Merger Agreement that changes the Exchange Ratio or the form of consideration paid in the Merger, or (e) the date that is one year after the date of this Agreement.

7.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder:

at the address set forth on the signature page hereof; and

if to Corautus:

70 Mansell Court

Suite 100

Roswell, Georgia 30076 Telephone: (404) 526-6000

Attention: Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

401 Eastgate Mall

Attention: Robert E. Tritt

If to Via:

Via Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco CA 94111

Telephone: (415) 283-2200

Fax: (415) 283-2201

Attention: Lawrence K. Cohen

with a copy to:

Latham & Watkins LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Fax: (312) 993-9767

Attention: Michael A. Pucker

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.7 Entire Agreement. This Agreement, the Proxy and any Lock-up Agreement between a Stockholder and Corautus collectively set forth the entire understanding of Corautus and each Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings between Corautus and such Stockholder relating to the subject matter hereof and thereof.

7.8 Assignment; Binding Effect. Except as provided herein (including in accordance with the transfer provisions set forth in Section 2 hereof), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Corautus and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities Owned by such Stockholder are transferred. Nothing in this Agreement is intended to confer on any Person (other than Corautus and its successors and assigns) any rights or remedies of any nature.

7.9 Fiduciary Duties. Each Party hereto acknowledges and agrees that no Stockholder is making any agreement or understanding herein in any capacity other than in its capacity as a stockholder of Via. If any Affiliates, employees or agents of any Stockholder is an officer or member of the Board of Directors of Via, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of Via shall be deemed to be a breach of the provisions of this Agreement.

7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Corautus shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither Corautus nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11 Non-Exclusivity. The rights and remedies of Corautus under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Corautus under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Corautus, under any other agreement between Corautus and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Corautus, under this Agreement.

7.12 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

7.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Attorneys’ Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.16 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Signature pages follow.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

CORAUTUS GENETICS INC.

By:
Name: Title:

RESURGENS MERGER SUB

By:
Name: Title:

VIA PHARMACEUTICALS, INC.

By:
Name: Title:

[Signature Page to Via Pharmaceuticals, Inc. Voting Agreement]

STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Via Pharmaceuticals, Inc. Voting Agreement]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), subject to the terms and conditions set forth herein, hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes CORAUTUS GENETICS, INC., a Delaware corporation (“Corautus”), Richard E. Otto and Robert T. Atwood, and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the Subject Securities Owned by the Stockholder that are entitled to vote on such matter which Subject Securities are specified on the final page of this proxy. Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Subject Securities are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Subject Securities. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Voting Agreement (as defined herein).

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Corautus, Via, Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”), the Stockholder and the other stockholders of Via appearing as signatories thereto, and is granted in consideration of Corautus entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Corautus, Merger Sub and Via (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Subject Securities at any time between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Via, including the Via Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Via is sought as follows (the “Proxy Matters”):

(a) in favor of (i) the Merger and (ii) adoption of the Merger Agreement;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Via under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Via or any subsidiary of Via; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Via or any subsidiary of Via; (iii) any reorganization, recapitalization, dissolution or liquidation of Via or any subsidiary of Via; (iv) any change in a majority of the board of directors of Via; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Via, Via’s corporate structure and the voting rights of any class of Via Common Stock or Via

Preferred Stock (other than the conversion of the Via Preferred Stock into Via Common Stock); and (vii) any other action (including amendment to Via’s certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control.)

The Stockholder may vote the Subject Securities on all matters that are not Proxy Matters, and the attorneys and proxies named above may not exercise this proxy with respect to any matters other than Proxy Matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Subject Securities).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Signature page follows.

Dated: February , 2007	STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Irrevocable Proxy]

EXHIBIT C

CORAUTUS GENETICS, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of February                     , 2007, by and among Corautus Genetics, Inc., a Delaware corporation (“Corautus”); Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”); Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), and those stockholders of Corautus whose signatures appear on the signature pages to this Agreement (each, a “Stockholder”) (Corautus, Merger Sub, Via and each Stockholder are individually referred to herein as a “Party” and, collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A. Each Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of preferred and/or common stock of Corautus as set forth under such Stockholder’s name on such Stockholder’s signature page hereto.

B. Corautus, Merger Sub and Via have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Via, with Via being the surviving corporation and continuing as a wholly-owned subsidiary of Corautus (the “Merger”).

C. In order to induce Via to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 “Corautus Common Stock” shall mean the common stock, par value $0.001 per share, of Corautus.

1.2 “Corautus Preferred Stock” shall mean, collectively, the Series C Preferred Stock, par value $0.001 per share, the Series D Preferred Stock, par value $0.001 per share, and the Series E Preferred Stock, par value $0.001 per share, of Corautus.

1.3 “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

1.4 “Subject Securities” shall mean: (i) all shares of Corautus Common Stock and Corautus Preferred Stock Owned by any Stockholder as of the date of this Agreement; and (ii) all additional shares of Corautus Common Stock, Corautus Preferred Stock or any other voting securities of Corautus of which any Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.5 A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, grants an option with respect to, transfers or otherwise disposes (including by gift) of such security or any interest in such security to any Person other than Via; (ii) enters into an agreement, commitment or understanding contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Via; or (iii) reduces such Person’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.6 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.7 “Voting Covenant Expiration Date” shall mean the date of the termination of this Agreement in accordance with Section 7.3 hereof.

2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of the Subject Securities Owned by such Stockholder. During the term of this Agreement, each Stockholder agrees to notify, as promptly as is reasonably practicable, Via of the number of Subject Securities acquired by such Stockholder, if any, after the date hereof; provided, however that no notice shall be required in connection with the conversion of Corautus Preferred Stock into Corautus Common Stock.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities Owned by such Stockholders is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by such Stockholders, other than as contemplated hereby.

2.3 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, Section 2.1 shall not prohibit a Transfer of Subject Securities by any Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of such Stockholder or any member of his or her immediate family, (ii) upon the death of such Stockholder, or (iii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Via, to be bound by the terms of this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Each Stockholder hereby agrees that between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Corautus, including the Corautus Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Corautus is sought, unless otherwise directed in writing by Via, each Stockholder shall appear at such meeting or otherwise cause all Subject Securities Owned by such Stockholder that are entitled to vote on such matter to be counted as present thereat for the purpose of establishing quorum and shall vote (or cause to be voted) the Subject Securities Owned by such Stockholder that are entitled to vote on such matter, as applicable:

(a) in favor of (i) the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control and such other matters contemplated by the Merger Agreement, (ii) the Corautus Charter Amendment and (iii) the Corautus Name Change Amendment;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Corautus or Merger Sub under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Corautus or any subsidiary of Corautus; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Corautus or any subsidiary of Corautus; (iii) any reorganization, recapitalization, dissolution or liquidation of Corautus or any subsidiary of Corautus; (iv) any change in a majority of the board of directors of Corautus; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Corautus, Corautus’ corporate structure and the voting rights of any class of Corautus Common Stock or Corautus Preferred Stock (other than the conversion of the Corautus Preferred Stock into Corautus Common Stock); and (vii) any other action (including amendment to Corautus’ certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control).

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy.

Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Via a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Via an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Corautus Common Stock or Corautus Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Stockholder.

Section 4. NO SOLICITATION

Each Stockholder hereby acknowledges and confirms that such Stockholder is aware of the covenants of Corautus contained in Section 4.5 of the Merger Agreement and hereby agrees that such Stockholder shall, and shall cause such Stockholder’s Representatives to, immediately cease any discussions or negotiations with any parties (other than Via) that may be ongoing with respect to any Acquisition Inquiry, Acquisition Proposal or Acquisition Transaction and request the prompt return or destruction of all confidential information previously furnished to such parties or their Representatives. Each Stockholder hereby agrees that it will not, and agrees to use its reasonable best efforts to cause each of its Representatives not to, directly or indirectly: (a) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal, or take any action that could reasonably be expected to lead to an Acquisition Inquiry or Acquisition Proposal; (b) furnish any information regarding Corautus or any Corautus subsidiary to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction or enter into any agreement in principle causing or encouraging Corautus to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

Section 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, on such Stockholder’s own behalf, hereby severally, and not jointly, represents and warrants to Via as follows:

5.1 Authorization, Etc. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly and validly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Such Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder do not : (i) breach, conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities Owned by such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement.

5.3 Title to Securities. As of the date of this Agreement and subject to the potential conversion of Corautus Preferred Stock into Corautus Common Stock: (a) such Stockholder Owns (free and clear of any claims, liens, encumbrances and security interests whatsoever) the number of outstanding shares of Corautus Common Stock and/or Corautus Preferred Stock set forth opposite such Stockholder’s name on its signature page hereto and has sole voting power with respect to all such shares of Corautus Common Stock and/or Corautus Preferred Stock that have the power to vote and the sole power of disposition with respect to all of such shares, with no restrictions, subject to applicable federal securities laws on his rights of disposition pertaining thereto and (b) such Stockholder does not directly or indirectly Own any shares of Copper Common Stock and Copper Preferred Stock other than the shares and other rights set forth opposite such Stockholder’s name on its signature page hereto.

5.4 No Finders Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

5.5 Reliance By Via. The Stockholder understands and acknowledges that Via is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

5.6 Receipt of Merger Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement.

Section 6. REPRESENTATIONS AND WARRANTIES OF VIA, CORAUTUS AND MERGER SUB

Each of Via, Corautus and Merger Sub hereby represents and warrants, severally for Via, and jointly and severally for Corautus and Merger Sub, to each Stockholder that it has all necessary power and authority to execute and deliver this Agreement and it has duly authorized, executed and delivered this Agreement and that this Agreement is legal, valid and binding, and enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by each of Via, Corautus and Merger Sub does not, and the consummation by it of the transactions contemplated hereby and compliance by it with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, its certificate of incorporation or by-laws, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or law applicable to it or to its property or assets.

Section 7. MISCELLANEOUS

7.1 Lack of Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall terminate upon the termination of this Agreement and shall not survive.

7.2 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Via may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3 Termination. This Agreement (and the irrevocable proxies granted hereunder) and all rights and obligations of the Parties under this Agreement (and the irrevocable proxies granted hereunder) shall terminate (in each case, without any further action on the part of any Party hereto) upon the first to occur of (a) the Effective Time, (b) written notice of termination of this Agreement by Via to the Stockholders, (c) the termination of the Merger Agreement in accordance with the terms thereof, (d) an amendment of the Merger Agreement that changes the Exchange Ratio or the form of consideration paid in the Merger, or (e) the date that is one year after the date of this Agreement.

7.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to a Stockholder:

at the address set forth on the signature page hereof; and

if to Corautus:

70 Mansell Court

Suite 100

Roswell, Georgia 30076

Telephone: (404) 526-6000

Attention: Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Telephone: (404) 527-4000

Fax: (404) 527-4198

401 Eastgate Mall

Attention: Robert E. Tritt

If to Via:

Via Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco CA 94111

Telephone: (415) 283-2200

Fax: (415) 283-2201

Attention: Lawrence K. Cohen

with a copy to:

Latham & Watkins LLP

233 S. Wacker Drive

Suite 5800

Chicago, Illinois 60606

Telephone: (312) 876-7700

Fax: (312) 993-9767

Attention: Michael A. Pucker

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.7 Entire Agreement. This Agreement, the Proxy and any Lock-up Agreement between a Stockholder and Via collectively set forth the entire understanding of Via and each Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings between Via and such Stockholder relating to the subject matter hereof and thereof.

7.8 Assignment; Binding Effect. Except as provided herein (including in accordance with the transfer provisions set forth in Section 2 hereof), neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Via and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities Owned by such Stockholder are transferred. Nothing in this Agreement is intended to confer on any Person (other than Via and its successors and assigns) any rights or remedies of any nature.

7.9 Fiduciary Duties. Each Party hereto acknowledges and agrees that no Stockholder is making any agreement or understanding herein in any capacity other than in its capacity as a stockholder of Corautus. If any Affiliates, employees or agents of any Stockholder is an officer or member of the Board of Directors of Corautus, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of Corautus shall be deemed to be a breach of the provisions of this Agreement.

7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Via shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach. Each Stockholder further agrees that neither Via nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.10, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.11 Non-Exclusivity. The rights and remedies of Via under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Via under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder’s obligations, or the rights or remedies of Via, under any other agreement between Via and such Stockholder; and nothing in any such other agreement shall limit any Stockholder’s obligations, or any of the rights or remedies of Via, under this Agreement.

7.12 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware.

7.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Attorneys’ Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.16 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Signature pages follow.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

CORAUTUS GENETICS INC.

By:
Name: Title:

RESURGENS MERGER SUB

By:
Name: Title:

VIA PHARMACEUTICALS, INC.

By:
Name: Title:

[Signature Page to Corautus Genetics, Inc. Voting Agreement]

STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Corautus Genetics, Inc. Voting Agreement]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Corautus Genetics, Inc., a Delaware corporation (“Corautus”), subject to the terms and conditions set forth herein, hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes VIA PHARMACEUTICALS, INC., a Delaware corporation (“Via”), Lawrence Cohen and James Stewart, and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the Subject Securities Owned by the Stockholder that are entitled to vote on such matter which Subject Securities are specified on the final page of this proxy. Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Subject Securities are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Subject Securities. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Voting Agreement (as defined herein).

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof (the “Voting Agreement”), among Corautus, Via, Resurgens Merger Corp., a Delaware corporation and wholly-owned subsidiary of Corautus (“Merger Sub”), the Stockholder and the other stockholders of Corautus appearing as signatories thereto, and is granted in consideration of Via entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Corautus, Merger Sub and Via (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Subject Securities at any time between the date hereof and the Voting Covenant Expiration Date, at any meeting of the stockholders of Corautus, including the Corautus Stockholder Meeting, however called, or at any adjournment thereof or under any other circumstances upon which a vote, consent or approval (including any action by written consent) by stockholders of Corautus is sought as follows (the “Proxy Matters”):

(a) in favor of (i) the issuance of Corautus Common Stock pursuant to the Merger, the Change of Control and such other matters contemplated by the Merger Agreement, (ii) the Corautus Charter Amendment and (iii) the Corautus Name Change Amendment;

(b) against any action or agreement (other than the Merger Agreement and the Contemplated Transactions) that would result in a breach of any representation, warranty, covenant or obligation of Corautus or Merger Sub under the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) a merger, consolidation or other business combination involving Corautus or any subsidiary of Corautus; (ii) any sale, lease or transfer of a material amount of the cash, cash equivalents or investment assets of Corautus or any subsidiary of Corautus; (iii) any reorganization, recapitalization, dissolution or liquidation of Corautus or any subsidiary of Corautus; (iv) any change in a majority of the board of directors of Corautus; (v) any Acquisition Proposal or Acquisition Transaction; (vi) any material change in the capitalization of Corautus, Corautus’ corporate structure and the voting rights of any class of Corautus Common Stock or Corautus Preferred Stock (other than the conversion of the Corautus Preferred Stock into Corautus Common Stock); and (vii) any other action (including amendment to Corautus’ certificate of incorporation or bylaws) which is intended, or could reasonably be expected, to impede, interfere with, delay, frustrate, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement (including issuance of shares to Via stockholders in connection with the Merger and the Change of Control).

The Stockholder may vote the Subject Securities on all matters that are not Proxy Matters, and the attorneys and proxies named above may not exercise this proxy with respect to any matters other than Proxy Matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Subject Securities).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated: February , 2007	STOCKHOLDER:

By:

ADDRESS:

Class of Securities	Certificate Nos.	Shares

[Signature Page to Irrevocable Proxy]

EXHIBIT E

Form of Lock-Up Agreement

                     , 2007

Corautus Genetics, Inc.

70 Mansell Court

Suite 100

Roswell, Georgia 30076

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed merger (the “Merger”) of RESURGENS MERGER CORP., a Delaware corporation (“Merger Sub”), with and into Via Pharmaceuticals, Inc., a Delaware corporation (“Via”), pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated February __, 2007 (as such agreement may be amended in accordance with its terms, the “Merger Agreement”), by and among Corautus Genetics, Inc., a Delaware corporation (“Corautus”), Merger Sub and Via. Pursuant and subject to the terms of the Merger Agreement, at the Effective Time (i) all issued and outstanding shares of common stock, par value $0.001 per share, of Via (“Via Common Stock”) will be converted into shares of common stock, par value $0.001 per share, of Corautus (“Corautus Common Stock”)(excluding any Dissenting Shares); (ii) all issued and outstanding shares of Series A preferred stock, par value $0.001 per share, of Via (“Via Preferred Stock”) will be converted into shares of Corautus Common Stock (excluding any Dissenting Shares); (iii) all issued and outstanding options to acquire shares of Via Common Stock will become exercisable for Corautus Common Stock; and (iv) Via will become a wholly-owned subsidiary of Corautus. Defined terms used herein and not otherwise defined herein shall have the respective meanings given them in the Merger Agreement.

In order to induce each of Corautus, Merger Sub and Via to consummate the Merger and the other transactions contemplated pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the Effective Time of the Merger and continuing to and including the date 270 days after the Effective Time, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Corautus Common Stock, or any options or warrants to purchase any shares of Corautus Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Corautus Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) pursuant to a bona fide gift or gifts (including, without limitation, to any members of the immediate family of the undersigned, by will or intestate succession), provided, that each donee thereof agrees, as a condition precedent to such transfer, to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or any members of the immediate family of the undersigned, provided, that the trustee of the trust agrees, as a condition precedent to such transfer, to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value; (iii) to any affiliate of the undersigned, including its partners (if a partnership), members (if a limited liability company) or wholly-owned subsidiaries (if a corporation), provided, that the transferee thereof agrees, as a condition precedent to such transfer, to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value; or (iv) with the prior written consent of Corautus. The foregoing restrictions shall also not apply to the exercise of any options and/or warrants held by the undersigned or any affiliate of the undersigned; provided, that any shares of Corautus Common Stock acquired upon such exercise shall be subject to the terms of this Lock-Up Agreement.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i) through (iv) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with Corautus’ transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that Corautus, Merger Sub and Via are relying upon this Lock-Up Agreement in proceeding toward consummation of the Merger. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. If for any reason the Merger Agreement shall be terminated prior to the consummation of the Merger, this Lock-Up Agreement shall terminate, cease to be of any further force or effect, and the undersigned and the Undersigned’s Shares shall be released from any and all obligations hereunder.

Very truly yours,

By:
Name:
Title: